Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

SHANK’S EXTRACTS, INC.

JEFFREY F. LEHMAN

ROLLING ROCK TRANSIT COMPANY

and

UNIVERSAL CORPORATION

September 6, 2021

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EXHIBITS

Exhibit A	Assignment of Membership Interest Agreement
Exhibit B	Amendments to Real Property Leases
Exhibit C	Statement of Accounting Principles
Exhibit D	R&W Policy

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 6, 2021, is made by and among Universal Corporation, a Virginia corporation (“Purchaser”), Shank’s Extracts, Inc., a Pennsylvania corporation (the “Company”), Jeffrey F. Lehman, an individual (“Stockholder”), and Rolling Rock Transit Company, a Pennsylvania corporation (“HoldCo Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

WHEREAS, as of the date hereof and immediately prior to the Pre-Closing Reorganization (as defined below), Stockholder owns all of the issued and outstanding shares of common stock of the Company (collectively, the “Shares”);

WHEREAS, subsequent to the date hereof, (i) no later than two days prior to the Closing Date, Stockholder will contribute to HoldCo Seller all of the Shares in exchange for the common stock of HoldCo Seller (the “Contribution”), (ii) following the Contribution and effective as of the date of the Contribution, Stockholder will cause HoldCo Seller to file a protective election to be treated as an S corporation within the meaning of Section 1361 of the Code and to validly elect, on IRS Form 8869 (including a notation in the “Yes” field on Line 14 of IRS Form 8869) for the Company to be treated as a “qualified Subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, (such election, the “Company QSub Election”), and (iii) at least one day following the effective date of the Company QSub Election (and at least one day prior to the Closing Date), HoldCo Seller will cause the Company to convert to a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Conversion”, and together with the steps set forth in clauses (i)-(ii), collectively, the “Pre-Closing Reorganization”);

WHEREAS, following the Pre-Closing Reorganization, HoldCo Seller will own all of the issued and outstanding membership interests of the Company (the “Transferred Interests”), and the Company will be a single-member limited liability company that, for federal income Tax purposes, is disregarded as separate from HoldCo Seller; and

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Holdco Seller, and Holdco Seller desires to sell to Purchaser, all of the Transferred Interests in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE TRANSFERRED INTERESTS

Section 1.01    Purchase and Sale of Transferred Interests.

(a)    Purchase and Sale of Transferred Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Holdco Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Holdco Seller, free and clear of all Liens (other than Liens arising under applicable securities Laws), the Transferred Interests. The Assets as of the Closing will not include those set forth on Section 1.01(a) of the Disclosure Schedules (the “Excluded Assets”).

(b)    Purchase Price. The aggregate amount to be paid by Purchaser for the Transferred Interests shall be an amount equal to $100 million (the “Purchase Price”), subject to adjustment pursuant to Section 1.04. The Purchase Price shall be paid in accordance with Section 1.03(c) and Section 1.04(c).

Section 1.02    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and electronic (i.e., email/.pdf) correspondence on the fifth Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article II (other than those closing conditions set forth in Article II that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date as is mutually agreed to in writing by Purchaser and Holdco Seller. The date and time of the Closing are referred to herein as the “Closing Date.”

Section 1.03    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:

(a)    Holdco Seller shall deliver to Purchaser:

(i)    an assignment of membership interest agreement transferring ownership of the Transferred Interests to Purchaser from Holdco Seller, in the form set forth in Exhibit A attached hereto, duly executed by Holdco Seller;

(ii)    either a duly and properly executed certificate of Holdco Seller dated as of the Closing Date, certifying that Holdco Seller is not a “foreign person” for purposes of Section 1445 of the Code, conforming to the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations, or a duly and properly executed IRS Form W-9;

(iii)    a certificate, duly executed by an executive officer of Holdco Seller, dated as of the Closing Date, stating that the Closing conditions set forth in Section 2.01(a) (to the extent related to the representations and warranties in Article IV) and Section 2.01(b) (to the extent related to the covenants of Holdco Seller and Stockholder) have been satisfied;

(iv)    the resolutions of HoldCo Seller’s board of directors approving the Pre-Closing Reorganization and the execution, delivery and performance by Holdco Seller of the transactions contemplated by the Transaction Documents (including this Agreement); and

(v)    evidence, reasonably satisfactory to Purchaser, of the consummation of the Pre-Closing Reorganization.

(b)    The Company shall deliver or cause to be delivered to Purchaser:

(i)    appropriate payoff letters from the holders of the Estimated Indebtedness set forth on Section 1.03(b)(i) of the Disclosure Schedules and shall make arrangements reasonably satisfactory to Purchaser for the holders of such Estimated Indebtedness to deliver all related Lien releases to Purchaser as soon as practicable after the Closing;

(ii)    director and officer resignation letters from each director or officer of the Company;

(iii)    a certificate executed by the secretary of the Company certifying that attached thereto is a true and complete copy of: (A) the limited liability company agreement of the Company, as in effect on the Closing Date; and (B) the resolutions of the board of directors or the board of managers of the Company, as applicable, duly authorizing the Pre-Closing Reorganization, the execution, delivery and performance by the Company of this Agreement and transactions contemplated hereby, and that such resolutions are in full force and effect as of the Closing Date;

(iv)    a certificate, duly executed by an executive officer of the Company, dated as of the Closing Date, stating that the Closing conditions set forth in Section 2.01(a) (to the extent related to the representations and warranties in Article III), Section 2.01(b) (to the extent related to the covenants of the Company) and Section 2.01(c) have been satisfied;

(v)    all Books and Records, other than to the extent protected by attorney-client privilege or work product as described in Section 11.15; provided that the Company having physical possession or access to such Books and Records at, or through its employees continuing after the Closing, its headquarters location shall satisfy such delivery obligation;

(vi)    evidence satisfactory to Purchaser that the Tail Policies have been purchased by the Company, subject to the payment of the premium as provided in Section 1.03(c)(iii);

(vii)    a good standing certificate, issued by the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date and certifying that the Company is in good standing under the Laws of the State of Delaware;

(viii)    the certificate of formation of the Company, as in effect on the Closing Date, certified by the Secretary of State of the State of Delaware as of a recent date prior to the Closing Date;

(ix)    a bills of sale or other appropriate documents of conveyance conveying, transferring and assigning to Holdco Seller, Stockholder or its or his designees the Excluded Assets;

(x)    an assignment and assumption agreement pursuant to which the Company assigns to Holdco Seller each of the agreements set forth on Section 1.03(b)(ii) of the Disclosure Schedules, duly executed by the Company and Holdco Seller; and

(xi)    an amendment to each of the three Real Property Leases, in the forms set forth in Exhibits B-1, B-2 and B-3, duly executed by the Company and Shank’s Properties.

(c)    Purchaser shall pay, or caused to be paid:

(i)    to Holdco Seller, the Estimated Purchase Price by wire transfer of immediately available funds to the account designated by Holdco Seller;

(ii)    on behalf of the Company and pursuant to the payoff letters delivered pursuant to Section 1.03(b)(i), all amounts necessary to discharge fully the then outstanding balance of the Estimated Indebtedness set forth in or determined pursuant to the applicable payoff letter, in each case, by wire transfer of immediately available funds to the account(s) designated by the holders of such Estimated Indebtedness;

(iii)    the premium for the Tail Policies to the insurer of such policies; and

(iv)    the Estimated Transaction Expenses to the Persons entitled thereto, in each case, by wire transfer of immediately available funds to the accounts designated by Holdco Seller.

(d)    Purchaser shall deliver, or cause to be delivered, to Stockholder and Holdco Seller a certificate, duly executed by an executive officer of Purchaser, dated as of the Closing Date, stating that the Closing conditions set forth in Section 2.02(a) and Section 2.02(b) have been satisfied.

Section 1.04    Purchase Price Adjustments.

(a)    By no later than the third Business Day prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of Net Working Capital (“Estimated Net Working Capital”), the resulting Estimated Working Capital Surplus or Estimated Working Capital Deficit, the Company’s good faith estimate of Cash (“Estimated Cash”), the Company’s good faith estimate of Indebtedness (“Estimated Indebtedness”) and the Company’s good faith estimate of Transaction Expenses (“Estimated Transaction Expenses”) and the resulting calculation of Estimated Purchase Price. The Pre-Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement, including the accounting principles set forth on Exhibit C attached hereto (the “Statement of Accounting Principles”).

(b)    As promptly as reasonably possible, but in any event within 90 days after the Closing Date, Purchaser will deliver to Holdco Seller a statement setting forth Purchaser’s good faith calculation of Final Net Working Capital, Final Cash, Final Indebtedness, Final Transaction Expenses and on the basis of the foregoing, the Final Purchase Price (the “Preliminary Closing Statement”). The Preliminary Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement, including the Statement of Accounting Principles. The parties agree that Purchaser’s preparation of the Preliminary Closing Statement and the Final Purchase Price contemplated by this Section 1.04(b) are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those used to prepare the Pre-Closing Statement. After delivery of the Preliminary Closing Statement, Purchaser shall give Holdco Seller and its accountants reasonable access during normal working hours upon reasonable notice to review, and/or provide copies of, the books, records and work papers of the Company related to, or otherwise used by Purchaser in, the preparation of the Preliminary Closing Statement. Holdco Seller and its accountants may make inquiries of Purchaser and the Company and their accountants regarding the Preliminary Closing Statement and Purchaser and the Company shall use their reasonable efforts to cause their respective employees and accountants to cooperate with, and promptly respond to, such inquiries. If Holdco Seller has any objections to the Preliminary Closing Statement, Holdco Seller shall deliver to Purchaser a statement setting forth such objections (an “Objections Statement”) within 30 days after Holdco Seller’s receipt of the Preliminary Closing Statement. If an Objections Statement is not delivered to Purchaser within 30 days after Holdco Seller’s receipt of the Preliminary Closing Statement, the Preliminary Closing Statement (and the resulting Final Purchase Price) shall be final, binding and non-appealable by the parties hereto. If an Objections Statement is delivered to Purchaser within 30 days after Holdco Seller’s receipt of the Preliminary Closing Statement, Holdco Seller and Purchaser shall negotiate in good faith to resolve the objections stated therein and if they do not reach a final resolution of all such objections within 30 days after Holdco Seller’s delivery of the Objections Statement, Holdco Seller and Purchaser shall submit any remaining objections to Baker Tilley US LLP or such other mutually acceptable office of an impartial nationally recognized firm of independent certified public accountants, other than the accountants of Stockholder, Purchaser or any Affiliates of Purchaser (the “Dispute Resolution Firm”). The Dispute Resolution Firm’s determination will be based solely on the definitions of Final Net Working Capital, Final Cash, Final Indebtedness, Final Transaction Expenses and Final Purchase Price set forth in this Agreement, including the Statement of Accounting Principles, and a single written submission from each of Holdco Seller and Purchaser and not on the basis of an independent review. The Dispute Resolution Firm shall be instructed to render its determination with respect to the disputed items as soon as reasonably possible (which the parties agree should not be later than 45 days following the date on which the disagreement is referred to the Dispute Resolution Firm), and to send copies of such written determination to Purchaser and Holdco Seller. No hearing shall be held and no discovery shall be permitted. No party shall engage, directly or indirectly, in ex parte communications with the Dispute Resolution Firm. The Dispute Resolution Firm shall not assign a value to any disputed item greater than the greatest value for such item submitted by either party to the Dispute Resolution Firm or less than the smallest value for such item submitted by either party to the Dispute Resolution Firm. The Dispute Resolution Firm may not award the parties in the aggregate more than the amount in dispute. The decision of the Dispute Resolution Firm with respect to all objections submitted to it shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Firm shall be paid by Holdco Seller, on the one hand, and Purchaser, on the other hand, based upon the percentage which the portion of the disputed items not awarded to each party bears to the aggregate amount of disputed items. For example, if Holdco Seller submits an Objections Statement for $1,000, and if Purchaser contests only $500 of the amount claimed by Holdco Seller, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding Holdco Seller $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e. 300/500) to Purchaser and 40% (i.e., 200/500) to Holdco Seller.

(c)    Promptly (but in any event within five Business Days after the date on which all disputed items required to determine the Final Purchase Price are finally determined by the Dispute Resolution Firm or agreed by Holdco Seller and Purchaser), Purchaser or Holdco Seller, as applicable, shall make the following payments:

(i)    if the Final Purchase Price is less than the Estimated Purchase Price, Holdco Seller shall pay such shortfall to Purchaser by wire transfer of immediately available funds to the account designated by Purchaser; and

(ii)    if the Final Purchase Price is greater than the Estimated Purchase Price, Purchaser shall pay such excess to Holdco Seller by wire transfer of immediately available funds to the account designated by Holdco Seller.

(d)    This Section 1.04 is not intended to be used to adjust for errors or omissions that may be found with respect to the Latest Balance Sheet or any other balance sheet referenced in Section 3.05 or any inconsistencies between the Latest Balance Sheet or any other balance sheet referenced in Section 3.05 and GAAP.

Section 1.05    Withholdings. Notwithstanding any other provision in this Agreement, Purchaser and the Company may deduct and withhold any Taxes from any payments to be made pursuant to this Agreement (“Withholdings”) any such amounts that it is required to deduct and withhold under applicable Tax Law, shall collect any necessary forms or other information related thereto, shall timely pay over to the applicable Governmental Authority any such amounts deducted or withheld, and shall comply with all applicable reporting obligations with respect thereto. To accomplish any such Withholding for compensation payments to employees of the Company, any such payment subject to Withholdings shall be made through the payroll system of the Company after reduction in respect of such payment for applicable Withholding. To the extent that any such amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction or Withholding was made. Except in the case of compensation payments to employees other than Stockholder, Purchaser shall use commercially reasonable efforts to provide the Person in respect of whom such amount is payable with notice of such required deduction or Withholding prior to such payment being due hereunder and the parties shall use commercially reasonable efforts to cooperate in good faith to reduce or mitigate any such requirement to deduct and withhold from such payment to the extent permitted by applicable Law (including Holdco Seller’s provision of a duly executed IRS Form W-9 or certificate of nonforeign status pursuant to Section 1.03(a)(ii) with respect to withholding pursuant to Section 1445 of the Code).

ARTICLE II

CONDITIONS TO CLOSING

Section 2.01    Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following conditions as of the Closing:

(a)    disregarding any qualifications as to “materiality,” “Material Adverse Effect” and other similar qualifiers set forth in such representations, (i) the Seller Fundamental Representations of the Company set forth in Article III and of the Stockholder and Holdco Seller set forth in Article IV shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except for (A) de minimis failures to be so true and correct or (B) those Seller Fundamental Representations that address matters as of a particular date, in which case those Seller Fundamental Representations shall be true and correct as of such particular date, except for de minimis failures to be so true and correct as of such date, and (ii) the representations and warranties of the Company set forth in Article III and of Stockholder and Holdco Seller set forth in Article IV (other than, in each case, the Seller Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except (A) for those representations and warranties that address matters as of a particular date, in which case those representations and warranties shall be true and correct as of such particular date, or (B) to the extent that the failure of such representations and warranties (other than, in each case, the Seller Fundamental Representations) to be true and correct would not have a Material Adverse Effect;

(b)    Holdco Seller, Stockholder, and the Company shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c)    there shall have been no Material Adverse Effect since the date of this Agreement;

(d)    those Consents from, and declarations, filings and registrations with, Governmental Authorities or third parties set forth on Section 2.01(d) of the Disclosure Schedules (the “Required Consents”) shall have been obtained and shall be in full force and effect;

(e)    the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated; provided, however, that if Purchaser receives before the Closing a letter from the Federal Trade Commission (“FTC”) stating that the FTC has not finished its HSR investigation of the transactions contemplated by this Agreement and if the parties to this Agreement close the transactions contemplated by this Agreement before such investigation is complete, the parties do so at their own risk (an “FTC Letter”), then Purchaser may, at its option, by written notice to Holdco Seller prior to the commencement of the Closing, delay the Closing up to 30 days from the expiration of the 30-day statutory waiting period under the HSR Act (not from the date of receipt of the FTC Letter), but Purchaser shall be obligated to consummate the transactions contemplated by this Agreement no later than the 30th day after the expiration of the 30-day statutory waiting period under the HSR Act, unless the parties to this Agreement are advised prior to the commencement of the Closing that the FTC intends to challenge the consummation of the transactions contemplated by this Agreement;

(f)    there shall not be pending any Proceeding filed with a court or arbitrator asserting that any third party (i) is the holder or the beneficial owner of any Shares or other equity or ownership interests of the Company or (ii) has or is entitled to an ownership interest in or a pledge of an ownership interest in the Company, in each case which is well-plead and founded, non-frivolous, and has a reasonable chance to prevail on the merits;

(g)    Purchaser shall have received a retention bonus agreement, in the form previously provided by Purchaser to the Company, executed by the Company and those employees set forth on Section 2.01(g) of the Disclosure Schedules (the “Retention Bonuses”);

(h)    Purchaser shall have received a confidentiality and work product agreement, in the form previously provided by Purchaser to the Company, executed by the Company and those employees set forth on Section 2.01(h) of the Disclosure Schedules;

(i)    all conditions precedent necessary for the insurer to issue the R&W Policy as set forth in and on the terms attached hereto as Exhibit D, including with the same coverage amount and retention, other than those conditions precedent that are within the control of Purchaser or its Affiliates, including payment of the premium thereunder to be made by Purchaser at Closing;

(j)    Stockholder, Holdco Seller and the Company shall have completed the Pre-Closing Reorganization;

(k)    Stockholder, Holdco Seller and the Company shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to Purchaser pursuant to Section 1.03(a) and Section 1.03(b) of this Agreement; and

(l)    no Order shall have been entered, or any statute, rule or regulation enacted or promulgated by any Governmental Authority, in each case that would prevent, restrain or, prohibit the performance of this Agreement or the consummation of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

If the Closing occurs, all closing conditions set forth in this Section 2.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Purchaser.

Section 2.02    Conditions to the Company’s, Stockholder’s and Holdco Seller’s Obligations. The obligations of the Company, Stockholder and Holdco Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Holdco Seller) of the following conditions as of the Closing:

(a)    (i) the representations and warranties of Purchaser set forth in Article V (other than the Purchaser Fundamental Representations) that are qualified with respect to materiality shall each be true and correct in all respects as of the Closing Date as though made on and as of such date (except for those representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such particular date), and each of the representations and warranties of Purchaser set forth in Article V (other than the Purchaser Fundamental Representations) that are not qualified with respect to materiality shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except for those representations and warranties that address matters as of a particular date, which shall be true and correct in all material respects as of such particular date) and (ii) the Purchaser Fundamental Representations set forth in Article V shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except for (A) de minimis failures to be so true and correct or (B) those Purchaser Fundamental Representations that address matters as of a particular date, in which case those Purchaser Fundamental Representations shall be true and correct as of such particular date, except for de minimis failures to be so true and correct as of such date;

(b)    Purchaser shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)    the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated; provided however the Purchaser may delay the Closing up to 30 days from the expiration of the 30-day statutory waiting period under the HSR Act in accordance with Section 2.01(e);

(d)    Purchaser shall have delivered, or caused the delivery of, all the payments, certificates, instruments, agreements and other documents required to be delivered to Stockholder, Holdco Seller and the Company pursuant to Section 1.03(c) and Section 1.03(d) of this Agreement; and

(e)    no Order shall have been entered, or any statute, rule or regulation enacted or promulgated by any Governmental Authority, in each case that would prevent, restrain or, prohibit the performance of this Agreement or the consummation of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

If the Closing occurs, all closing conditions set forth in this Section 2.02 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Stockholder, Holdco Seller and the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules accompanying this Agreement (collectively, the “Disclosure Schedules”), the Company represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.01    Organization and Power. As of the date hereof, the Company is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania. As of the date hereof, the Company has all requisite corporate power and authority and all Permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such Permits would not have a Material Adverse Effect. The Company has delivered or otherwise made available to Purchaser or its representatives true and complete copies of its articles of incorporation and bylaws, as amended and in effect on the date hereof. Immediately after the Pre-Closing Reorganization, the Company will be a limited liability company duly organized and validly existing under the laws of the State of Delaware. As of the Closing, the Company will have all requisite limited liability company power and authority and all Permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such Permits would not have a Material Adverse Effect. The Company is duly qualified or licensed to transact business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the operation, ownership or leasing of its Assets, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Company has not qualified or registered in any jurisdiction, and is not required to qualify or register in any jurisdiction, a d/b/a or fictitious name.

Section 3.02    Subsidiaries. The Company does not own or have the right or obligation to acquire any equity securities or any ownership interest in any other Person.

Section 3.03    Authorization; No Violation; Consents.

(a)    Except as set forth on Section 3.03(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company and Holdco Seller and all other Transaction Documents to which the Company or Holdco Seller is or will be a party and the consummation by the Company or Holdco Seller of the transactions contemplated hereby or thereby does not: (i) subject to compliance with the requirements of the HSR Act, conflict with or violate any Applicable Law; (ii) violate, conflict with, or result in any breach of, any of the terms, conditions or provisions of the Company’s or Holdco Seller’s respective governing documents; or (iii) require a Consent, result in any breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or a loss of any benefits by the Company under, any of the terms, conditions or provisions of, any Material Contract or result in the creation or imposition of any Lien upon any Assets of the Company; except in each case with respect to clause (iii) as would not reasonably be expected to have a Material Adverse Effect. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement and all other Transaction Documents to which the Company or Holdco Seller is or will be a party have been, or will be at Closing, duly executed and delivered by the Company and Holdco Seller and will constitute the legal, valid and binding obligation of the Company and Holdco Seller, enforceable against the Company and Holdco Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)    Except for the requirements of the HSR Act and as set forth on Section 3.03(b) of the Disclosure Schedules, neither the Company nor Holdco Seller is required to submit any notice, registration, declaration, report or other filing to any Governmental Authority in connection with the execution, delivery or performance by the Company or Holdco Seller of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation by the Company or Holdco Seller of the transactions contemplated hereby or thereby. No Consent of any Governmental Authority is required to be obtained by the Company or Holdco Seller in connection with its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby.

Section 3.04    Capitalization; Ownership.

(a)    As of the date hereof and immediately prior to the Pre-Closing Reorganization, the authorized capital stock of the Company consists of 500 shares of Preferred Stock, $100 par value per share, none of which are issued or outstanding, 100 shares of Class A common stock, no par value per share, of which 76 shares are issued and outstanding and 400 shares of Class B common stock, no par value per share, of which 171 shares are issued and outstanding. As of the date hereof and immediately prior to the Pre-Closing Reorganization, the issued and outstanding shares of Class A common stock and Class B common stock collectively constitute the Shares and represent all of the issued and outstanding shares of capital stock of the Company. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of common stock of the Company may vote are issued or outstanding. As of the date hereof, all of the Shares have been duly authorized and are validly issued, fully paid and nonassessable, are owned by Stockholder, and were issued in compliance with Applicable Law (including state and federal securities Laws or exemptions therefrom) and the organizational documents of the Company, and were not issued in violation of any preemptive, subscription or other similar rights. As of the Closing Date, the Transferred Interests will have been duly authorized and will be validly issued, fully paid and nonassessable, will be owned by Holdco Seller, and will be issued in compliance with Applicable Law (including state and federal securities Laws or exemptions therefrom) and organizational documents of the Company, do not impose any obligation on Holdco Seller to make further payments for the purchase of the Transferred Interests by reason of its ownership of such membership interests, and were not issued in violation of any preemptive, subscription or other similar rights. Except for the Shares as of the date hereof and, after the Pre-Closing Reorganization, the Transferred Interests, the Company does not have any other equity securities, options, warrants, convertible or exchangeable securities or securities containing any equity features issued or outstanding, and, other than in connection with the Pre-Closing Reorganization, there are no agreements outstanding that provide for the sale or issuance of any equity securities, options, warrants, convertible or exchangeable securities or securities containing any equity features by the Company. Other than in connection with the Pre-Closing Reorganization, there are no outstanding purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, stock appreciation rights, phantom stock plans, profit participation rights, rights of first refusal, subscription or other right, commitment, arrangement or agreement that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity securities of the Company.

(b)    As of the Closing Date, the Transferred Interests will represent all of the issued and outstanding membership interests of the Company.

Section 3.05    Financial Statements.

(a)    Attached to Section 3.05(a) of the Disclosure Schedules are true and complete copies of (i) the audited balance sheets of the Company as of December 31, 2020 and December 31, 2019 and the related statements of income and retained earnings and statements of cash flows for the twelve-month period then ended (the “Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company, as of June 30, 2021 (the “Latest Balance Sheet”) and related unaudited statement of income for the six-month period then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly, in all material respects, the financial condition of the Company as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

(b)    The Company does not have any material Liability, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except (i) liabilities set forth on the Latest Balance Sheet, (ii) liabilities that were incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) liabilities with respect to the transactions contemplated by this Agreement, (iv) performance obligations under contracts, agreements or Applicable Law, and (v) Liabilities specifically disclosed in Section 3.05(b)(i) of the Disclosure Schedules. Section 3.05(b)(ii) of the Disclosure Schedules sets forth the true and complete list of each item of Indebtedness as of the date of this Agreement, identifying the counterparty to which such Indebtedness is owed and the title of the instrument under which such Indebtedness is owed.

Section 3.06    Absence of Certain Developments. Except as set forth on Section 3.06 of the Disclosure Schedules, since the date of the Latest Balance Sheet through the date hereof, there has not been any Material Adverse Effect and, other than in connection with the Pre-Closing Reorganization, the Company has not:

(a)    incurred or guaranteed any Indebtedness (other than incremental Indebtedness under revolving lines of credit in existence as of the date hereof);

(b)    mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any portion of its Assets;

(c)    sold, assigned or transferred any portion of its tangible Assets, other than sales of inventory in the ordinary course of business and sales, assignments or transfers of Assets that do not exceed $10,000 in the aggregate;

(d)    written off as uncollectible any notes or accounts receivable, except write offs in the ordinary course of business consistent with past practice;

(e)    acquired by merger or consolidation with, or by purchase of a business line, business, substantial portion of the assets (other than in the ordinary course of business) or stock or other equity interests of any business or any Person in a single transaction or a series of related transactions;

(f)    adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(g)    sold, assigned or transferred any Intellectual Property owned by the Company, except in the ordinary course of business;

(h)    issued, sold or transferred any of its equity securities, convertible or exchangeable securities or securities containing any equity features or changed the Company’s authorized or issued capital stock, other than the Transferred Interests in connection with the Pre-Closing Reorganization;

(i)    made any capital investment in, or any loan in excess of $10,000 to, any Person;

(j)    made any material deviation from any historical accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice;

(k)    announced or implemented any reduction in force, layoff, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (other than routine employee terminations), made or granted any bonus or any wage, salary or compensation increase other than in the ordinary course of business to any employee of the Company who earns less than $50,000 in annual base compensation or adopted, amended, terminated or modified any Benefit Plan other than as legally required, except for the Employee Transaction Bonuses;

(l)    entered into any contract, agreement, lease or license requiring the payment of more than $100,000 on an annual basis, excluding any purchase orders in the ordinary course of business;

(m)    accelerated, terminated, modified or cancelled any contract, agreement, lease, agreement or license requiring the payment of more than $100,000 on an annual basis to which the Company is a party or by which it is bound, outside of the ordinary course of business consistent with past practice;

(n)    made any non-cash distribution with respect to its equity securities or redeemed, purchased, or otherwise acquired any of its equity securities;

(o)    made any capital expenditures or commitments therefor, other than in the ordinary course of business, for such capital expenditures or commitments therefor that are reflected in the Company’s capital expenditure budget for the fiscal year ending December 31, 2021 or that do not exceed $10,000 in the aggregate; or

(p)    authorized any of, or committed, resolved or agreed to take any of, the foregoing actions.

Section 3.07    Title to Properties.

(a)    Except as set forth on Section 3.07(a) of the Disclosure Schedules, the Company owns and has good, valid and marketable title to, or holds pursuant to valid lease or license, all of the tangible personal property and Assets of the Company that are material to the conduct of the Company’s business immediately before the Closing, free and clear of all Liens, except for Permitted Liens. Except as set forth on Section 3.07(a) of the Disclosure Schedules, the Company is not a party to any agreements, options, commitments or rights with, of or to any Person to acquire, condemn, expropriate or otherwise take any of the Assets of the Company or any interest therein. The tangible properties and Assets of the Company are sufficient for the continued conduct of the business of the Company in substantially the same manner as previously conducted. Except as set forth on Section 3.07(a) of the Disclosure Schedules, the Company’s tangible Assets are in good operating condition and repair, subject to ordinary wear and tear, and are substantially fit for use in accordance with the Company’s past practices. Other than the property subject to the Real Property Leases, neither Stockholder nor any of his Affiliates (other than the Company) possesses, or has the right to use, any Assets owned or leased by the Company.

(b)    The Company does not own any real property. Section 3.07(b) of the Disclosure Schedules contains a true and complete list of all material real property leases and subleases to which the Company is a party (the “Real Property Leases”). The Company has a valid leasehold interest under the Real Property Leases free and clear of all Liens, except Permitted Liens. There are no pending or, to the Company’s Knowledge, threatened condemnation or appropriation Proceedings relating to the Leased Real Property affecting adversely, in any material respect, the current use or occupancy thereof. There are no leases (other than the existing Real Property Leases), subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right to use or occupy any portion of the Leased Real Property. There is no person (other than the Company) in possession of any portion of the Leased Real Property. The Leased Real Property is supplied with utilities adequate for the current operation of the facilities thereon as conducted by the Company. The Company has not received written notice of violation of any applicable building, zoning, subdivision, or other land use or similar Law. All buildings, structures and improvements that constitute part of the Leased Real Property are in operating condition and repair (subject to ordinary wear and tear excepted), adequate for the uses to which they are being put by the Company. During the past three years there has been no material destruction, damage or casualty with respect to the Leased Real Property which has not been remedied.

Section 3.08    Tax Matters. Except as set forth on Section 3.08 of the Disclosure Schedules:

(a)    At all times since July 1, 2000 and immediately prior to the effective date of the Contribution, the Company has been a validly electing S corporation (within the meaning of Section 1361(a) of the Code and any comparable provision of state and local Tax Law in jurisdictions in which such election was available). From the effective date of the Company QSub Election through the effective time of the Conversion, the Company has been treated as a “qualified Subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. As of the Closing, since the effective time of the Conversion, the Company has been classified as an entity that is disregarded as separate from its owner for Income Tax purposes. No actions have been taken and no omissions have occurred which would cause the Company’s S corporation election to terminate or to be revoked (for federal or applicable state and local Tax purposes) at any time prior to the effective date of the Company QSub Election. The Company has not, in the past five (5) years: (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.

(b)    The Company has timely filed all Income Tax Returns and all other material Tax Returns which are required to be filed by it (taking into account any legally applicable extensions of time to file). All such Tax Returns are true, complete and correct in all material respects, and were prepared in accordance with all applicable Laws. All Taxes due and owing

(whether or not shown or required to be shown on any Tax Return) by the Company have been fully and timely paid. No written claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns or reports that the Company is or may be subject to Tax in that jurisdiction, which has not been resolved or settled.

(c)    All Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been properly withheld and all such Taxes have been paid to the proper Governmental Authority. The Company has complied with all information reporting requirements per applicable Tax Laws with respect to such withholdings.

(d)    The Company has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes. The Company has no Liabilities for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Tax Law) as a transferee or successor, by contract or otherwise. The Company is not a party to any Tax allocation, sharing, indemnification, or similar agreement other than standard commercial agreements entered into in the ordinary course of business with vendors, customers, lessors and the like, the principal purpose of which does not relate to Taxes.

(e)    No Tax assessment, deficiency or adjustment has been assessed against or with respect to the Company by any Governmental Authority that has not been resolved or settled, and there are currently no pending or, to the Company’s Knowledge, threatened Tax Proceedings with respect to Taxes of the Company. The Company has not received written notice from any Governmental Authority indicating an intent to open a Tax Proceeding, a written request for information related to Tax matters or written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company which has not been settled or resolved.

(f)    The Company has not granted (or is subject to) any waiver or extension of the statute of limitations period for the assessment or payment of any Tax or the filing of any Tax Return that is currently in effect, waived any statute of limitations beyond the date hereof in respect of any material Taxes or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency, in each case that has not since expired or been withdrawn or otherwise resolved.

(g)    Except as set forth on Section 3.08(g) of the Disclosure Schedules, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Section 3.08(g) of the Disclosure Schedules sets forth each jurisdiction in which the Company will be required to file a Tax Return following the Closing Date with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(h)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any Tax period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a Tax period ending on or prior to the Closing Date; (ii) an installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii)

except as set forth on Section 3.08(h) of the Disclosure Schedules, deferred revenue or any prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into on or before the Closing Date; (v) any election pursuant to Section 1374 of the Code as a result of the transactions contemplated by this Agreement; (vii) an election under Section 965(h) of the Code (or any similar provision of any Law) or otherwise pursuant to Section 965 of the Code; or (viii) “subpart F income” within the meaning of Section 952 of the Code or “global intangible low-taxed income” within the meaning of Section 951A of the Code for a Tax period ending on or prior to the Closing Date.

(i)    The Company is not subject to Tax in any country other than its country of incorporation by virtue of having a permanent establishment or other place of business in such country. The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j)    The Company is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of or agreements with any Governmental Authority. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(k)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)    The Company has not participated in or been a promoter of any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(m)    There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) upon any of the Assets of the Company.

(n)    The Company has no ownership interest in any Person that is or would be treated as a partnership for U.S. income Tax purposes.

(o)    The Company has properly (i) collected and remitted any sales and similar Taxes required to be collected and remitted to an applicable Governmental Authority with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any required Tax exemption certificates and other required documentation qualifying such sale as exempt.

(p)    The Company has not deferred the payment of “applicable employment taxes” (as defined in Section 2302(d)(1) of the Cares Act).

(q)    The Company has not made a claim for tax credits in respect of qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in sections 7001 and 7003 of the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020) (“FFCRA”), and any “qualified health plan expenses” as defined in section 7001 of the FFCRA.

(r)    Except as set forth on Section 3.08(r) of the Disclosure Schedules, since April 1, 2020, Company has not requested an “advance payment of employer credits” on Internal Revenue Service Form 7200 or otherwise and has not received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act.

(s)    Except as set forth on Section 3.08(s) of the Disclosure Schedules, the Company has not applied for or received any proceeds or amounts from or in connection with (A) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (B) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (C) any similar programs in any state, local or non-U.S. jurisdiction.

For purposes of this Section 3.08, any reference to the Company shall be deemed to include (i) any predecessor or Person that merged with or was liquidated or converted into the Company, or (ii) any successor or Person that, prior to the Closing, will merge with, will liquidate, or will convert into the Company. No representation or warranty in this Section 3.08 shall be made with respect to any Taxes payable for any period (or portion thereof) beginning after the Closing Date except for Section 3.08(a), (e), (g), (h), (i), (j), (l), (m), (n), (p), (q) and (r).

Section 3.09    Contracts and Commitments.

(a)    Except as set forth on Section 3.09(a) of the Disclosure Schedules, the Company is not party to any of the following which is in effect:

(i)    contract or agreement requiring annual aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, except for purchase orders in the ordinary course of business;

(ii)    contract or agreement that relates to the sale of any of the Assets in excess of $100,000 in the aggregate, other than in the ordinary course of business;

(iii)    contract or agreement not covered by item (ii) that relates to the acquisition or disposition of any business, stock, assets or any real property (whether by merger, consolidation, sale of stock, sale of assets or otherwise) in excess of $50,000;

(iv)    collective bargaining agreement;

(v)    bonus, pension, profit sharing, retirement or other form of deferred compensation plan (other than as described in Section 3.12 or set forth on Section 3.12 of the Disclosure Schedules);

(vi)    equity purchase, option or equity-based plan;

(vii)    contract for the employment of any officer, individual employee or other natural person on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum;

(viii)    agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of its Assets;

(ix)    guaranty of any obligation for borrowed money;

(x)    lease or agreement under which it is lessee of, or holds or operates any personal or real property owned by any other party, for which the annual rental exceeds $100,000;

(xi)    contract containing a grant by the Company to a Person of any right relating to or under the Company’s Intellectual Property or any grant to the Company of any right relating to or under the Intellectual Property of any Person other than (A) non-exclusive licenses granted pursuant to customer contracts entered into in the ordinary course of business and (B) contracts requiring an annual payment of less than $50,000 for commercial for “off-the-shelf” software or services (“COTS”);

(xii)    distribution, sales representative, marketing or similar agreement that requires the Company to make commission payments under such agreement;

(xiii)    contract or agreement that restricts the ability of the Company to engage in any line of business, compete with any Person, solicit any customers, suppliers, employees or contractors of any other Person, or sell or purchase any product or that prohibits the Company from competing in any product or geographical region;

(xiv)    management service, consulting, financial advisory or any other similar type of Contract not terminable without penalty on 30 days’ notice or less;

(xv)    contract or agreement that contains a confidentiality, secrecy or non-disclosure obligation of the Company that is not otherwise listed on Section 3.09(a) of the Disclosure Schedules;

(xvi)    contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xvii)    contract (other than the Company Permits) with any Governmental Authority;

(xviii)    contract relating to capital expenditures or other purchases of materials, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) that cannot be cancelled without a payment, other than with respect to capital expenditures reflected in the Company’s capital expenditure budget for the fiscal year ending December 31, 2021;

(xix)    contract that requires the Company to purchase its total requirements from a Person (or require the Company to supply the total requirements to a Person), or that contain any take-or-pay provisions;

(xx)    agreement that provides any customer or distributor with “most favored nation” provisions; or

(xxi)    agreement where the Company is the beneficiary of an exclusive dealing or any similar exclusivity provision requiring annual payments in excess of $100,000.

(b)    The Company has made available to Purchaser true and complete copies of all written contracts and summaries of the material terms of all oral contracts which are set forth on Section 3.09(a) of the Disclosure Schedules (the “Material Contracts”), other than purchase orders in the ordinary course of business requiring purchases in excess of $100,000 or requiring performance by any party more than one year from the date hereof.

(c)    The Company and, to the Company’s Knowledge, each other party thereto, has performed in all material respects all obligations required to be performed by it and is not in material breach of, or material default under, any Material Contract. Except as set forth on Section 3.09(c) of the Disclosure Schedules, no Material Contract has been terminated or been repudiated. All Material Contracts are valid and in full force and effect, constitute legal, valid and binding obligations of the Company and, to the Company’s Knowledge, each other party thereto, and are enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company is not in receipt of any written claim of default or breach under, any Material Contract. As to each Material Contract, to the Company’s Knowledge, no event, occurrence, condition or event has occurred, is pending or, to the Company’s Knowledge, threatened that, with the lapse of time or the giving of notice or both, would constitute a material breach or material default by the Company or, to the Company’s Knowledge, any other Person thereunder. The term Material Contract shall also include purchase orders in the ordinary course of business requiring purchases in excess of $100,000 or requiring performance by any party more than one year from the date hereof.

Section 3.10    Intellectual Property.

(a)    Section 3.10(a)(i) of the Disclosure Schedules contains a true and complete list of all applications for registration or issuance of Intellectual Property owned by the Company as of the date of this Agreement (“Registered Intellectual Property”). With respect to each item of Registered Intellectual Property: (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and (ii) the Company has not licensed or permitted any third party to use any Registered Intellectual Property except pursuant to a written Intellectual Property license agreement that has been made available to Purchaser. Section 3.10(a)(ii) of the Disclosure Schedules identifies all Software, other than COTS, that is necessary for the operation of the Company’s business as currently conducted.

(b)    Except as set forth on Section 3.10(b)(i) of the Disclosure Schedules, the Company is the sole owner of all right, title and interest in and to the Intellectual Property owned by the Company and used in the Company’s business (the “Owned Intellectual Property”), and has all necessary licenses, rights, permissions and authorizations to use the Company Intellectual Property licensed by the Company from a third party (the “Licensed Intellectual Property”) in the Company’s business, including all required Intellectual Property license agreements for Software that is not Owned Intellectual Property, in each case free and clear of all Liens other than Permitted Liens. The Company Intellectual Property constitutes all Intellectual Property necessary for Company’s operation of its business as presently conducted without the breach or violation by the Company of any contract or agreement with respect to the Company Intellectual Property. Section 3.10(b)(ii) of the Disclosure Schedules contains a true and complete list of: (A) all Company Intellectual Property (other than COTS and trade secrets) that is not Registered Intellectual Property necessary for the Company’s conduct of its business, (B) all Company Intellectual Property that is Licensed Intellectual Property (other than COTS and trade secrets), and (C) all Intellectual Property that is licensed by the Company to any third party, other than pursuant to non-exclusive licenses granted pursuant to customer contracts entered into in the ordinary course of business.

(c)    The Company’s business, as conducted by the Company, including the manufacture, sale or offer for sale of Company Products and the Company’s use of the Owned Intellectual Property and, to the Company’s Knowledge, the Company’s use of the Licensed Intellectual Property (i) does not infringe upon, misappropriate or otherwise violate any Intellectual Property right owned by any third party, and (ii) since September 1, 2015, has not infringed upon, misappropriated or otherwise violated any Intellectual Property right owned by any third party. Since September 1, 2015, the Company has not received any written demand, claim or notice from any Person alleging any of the actions set forth in the preceding sentence.

(d)    Except as set forth on Section 3.10(d)(i) of the Disclosure Schedules, to the Company’s Knowledge, no third party currently is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property or Registered Intellectual Property, nor, to the Company’s Knowledge, has any third party, since September 1, 2015, infringed upon, misappropriated or otherwise violated any Owned Intellectual Property or Registered Intellectual Property. Except as set forth on Section 3.10(d)(ii) or Section 3.10(d)(iii) of the Disclosure Schedules, other than the licensed Company Intellectual Property set forth on Section 3.10(b)(ii) of the Disclosure Schedules or pursuant to non-exclusive licenses granted pursuant to customer contracts entered into in the ordinary course of business, the Company has not transferred ownership of or granted any rights in, any Company Intellectual Property to any third party.

(e)    Without limiting the generality of the other provisions of this Section 3.10, (i) all of the Registered Intellectual Property of the Company is in compliance in all material respects with all Applicable Laws (including payment of filing, examination and maintenance fees and proofs of working or use, or filing documentation known to the Company and submitted or paid in the ordinary course of the Company’s business), are, to the Company’s Knowledge, valid and enforceable and, are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date; (ii) all applications of the Company, if any, for the registration of Intellectual Property and other Registered Intellectual Property relating to the Company’s business are being prosecuted in accordance with the Company’s past practices and by taking commercially reasonable actions as appropriate in accordance with the Company’s past practices and all statements contained therein are and will be through the Closing, as the case may be, true and complete in all material respects; and (iii) no Registered Intellectual Property of the Company has been, or is now, involved in or subject to any legal proceeding, settlement agreement or right of a third party that restricts in any manner materially adverse to the Company the use, transfer or licensing thereof by the Company, or any legal proceeding, settlement agreement or right of a third party that would reasonably be expected to affect the validity, use or enforceability of the Registered Intellectual Property of the Company, including an interference, reissue, reexamination or opposition proceeding.

(f)    The Company is in compliance in all material respects with the terms and conditions of all licenses for the use of open-source Software used in the Company’s conduct of its business as currently conducted. The Company has not incorporated open-source Software into, or combined open source Software with, or used open source Software with, the Owned Intellectual Property or Company Products, in such a way that creates, or purports to create, obligations for the Company with respect to any Owned Intellectual Property or grants to any third party any rights or immunities under any Owned Intellectual Property.

(g)    No Owned Intellectual Property was developed using (in whole or in part) funding or facilities provided by any Governmental Authority or university, college, other educational institution, international organization or research center, nor was it obtained from any Governmental Authority or university, college or other educational institution, international organization or research center.

(h)    Except as set forth on Section 3.10(h)(i) of the Disclosure Schedules, since January 1, 2017, the Company has taken commercially reasonable and customary steps to protect its rights in confidential information, trade secrets, know how, inventions, confidential manufacturing methods and the like relating to the Company’s business and the Company (the “Company Confidential Information”). Except as set forth on Section 3.10(h)(ii) of the Disclosure Schedules, each current or former employee, officer, adviser, independent contractor and consultant of the Company who has created Owned Intellectual Property that is necessary to the conduct of the Company’s business has executed and delivered to the Company an agreement whereby all such Owned Intellectual Property created by them in the scope of their employment or other relationship with the Company is assigned to the Company, and all employees have executed a confidentiality agreement with the Company whereby such employees agree not to disclose Company Confidential Information. To the Company’s Knowledge, (i) none of the Company’s current or former, employees, officers, advisers, independent contractors or consultants is in violation in any material respect of any such agreements, (ii) none has retained any rights, licenses, claims or interest whatsoever with respect to such Owned Intellectual Property developed by such Person for the Company, and (iii) no current or former employee, officer, adviser, independent contractor or consultant of the Company has excluded material works or inventions made prior to his or her employment or consulting relationship with the Company from his, her or its assignment of such Owned Intellectual Property pursuant to such employee, officer or consultant’s agreement referred to in the second sentence of this Section 3.10(h).

(i)    Except as set forth on Section 3.10(i) of the Disclosure Schedules, the Company IT Systems (i) are adequate, sufficient and satisfactory in all material respects (including with respect to working condition, capacity, data storage and transmittal capability, functionality and performance) for the operation of the Company’s business as currently conducted; (ii) are maintained and in good working condition (ordinary wear and tear excepted) in accordance with generally accepted industry standards and function in accordance with all applicable documentation and specifications; and (iii) will continue to be available for use by the Company immediately following the Closing on substantially the same terms and conditions as prevailed immediately prior to Closing, without further action or payment by Purchaser.

(j)    All contracts and agreements relating to the Company IT Systems are valid and binding and since January 1, 2017 the Company and, to the Company’s Knowledge, the other party to the contract, has not breached in any material respect any contract or agreement (including any contract or agreement for third party Intellectual Property) that relates to the Company IT Systems, and the Company (A) has not waived any such breach by the other party to any such contract or agreement, (B) has not received any written notice of termination of any such contract or agreement and (C) to the Company’s Knowledge, is not aware of the existence of any circumstances that would reasonably be expected to give rise to a material breach, suspension, variation, revocation or termination of any such contract or agreement without the consent of the Company (other than in each case termination on notice in accordance with the terms of such contract or agreement). The Company plans no substantial alterations, modifications or updates to the Company IT Systems to be implemented prior to Closing. Since January 1, 2017, to the Company’s Knowledge, (i) there have been no unauthorized intrusions or breaches of the security of any Company IT Systems and (ii) there have been no failures, breakdowns, interruptions or continued substandard performance of any Company IT Systems, in each case, which have caused any unauthorized disclosure to a third-party of any customer’s personally identifiable information or any customer’s or business relation’s other confidential information stored on any Company IT Systems or any substantial disruption or interruption in the use of company systems of the Company which have not been remedied.

(k)    The Company maintains commercially reasonable security, data breach response, disaster recovery and business continuity plans, procedures and facilities with respect to the security, backup and recovery of the Company IT Systems and customer data in the possession, custody or control of the Company.

(l)    Except as set forth on Section 3.10(l) of the Disclosure Schedules, the Company is in compliance in all material respects with any and all publicly-posted privacy policies and notices of the Company, internal privacy and data security, storage and retention policies, provisions of Company agreements, and any Applicable Laws relating to privacy, data protection, anti-spam and personally identifiable information (“Information Privacy Policies and Laws”). The Company has not been notified in writing of and, to the Company’s Knowledge, the Company is not the subject of any Proceeding related to data security or privacy or alleging a violation of any Information Privacy Policies and Laws. To the Company’s Knowledge, the transactions contemplated by this Agreement will not violate any third-party privacy policy or terms of use applicable to the Company relating to the use, dissemination or transfer or any personally identifiable information or customer data under the possession, custody or control of the Company

Section 3.11    Litigation. Except as set forth on Section 3.11 of the Disclosure Schedules, there are no, and since January 1, 2016 there has not been any, (a) Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company, the Assets, or any services performed by the Company or capital stock of the Company, at law or in equity, before or by any Governmental Authority, and the Company is not subject to any material outstanding Order of any Governmental Authority, whether at law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Authority, or (b) to the Company’s Knowledge, investigations relating to the Company, the Assets, or any services provided by the Company or capital stock of the Company or that questions or challenges the validity of or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or any Transaction Document pending or, to the Company’s Knowledge, threatened by or before any Governmental Authority.

Section 3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Disclosure Schedules contains a true and complete list of each material Benefit Plan.

(b)    Each of the Benefit Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor to the effect that the form of such qualified Benefit Plan is so qualified and that the Benefit Plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c)    Except as set forth on Section 3.12(c) of the Disclosure Schedules, the Benefit Plans and any related trust have been established, administered, maintained and funded in all material respects in accordance with its terms and in compliance with Applicable Law (including the Code and ERISA). Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan. To the Company’s Knowledge, nothing has occurred prior to the Closing with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to material tax or penalty under Sections 4975 or 4980H of the Code.

(d)    With respect to the Benefit Plans, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Benefit Plan prior to the Closing will have been paid, made or accrued.

(e)    The Company has made available to Purchaser true and complete copies, to the extent applicable, of: (i) where the Benefit Plan has been reduced to writing each material Benefit Plan document together with all amendments; (ii) where the material Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, and employee handbooks relating to any material Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service regarding the Benefit Plans, if any, (vi) the most recently filed Form 5500 annual report for each Benefit Plan, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence form the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan within the three years prior to the date of this Agreement.

(f)    The Company does not maintain, sponsor, contribute to, participate in, or have any Liability with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), or (iii) any “multiple employer welfare arrangement” (as such term is defined under Section 3(40)). The Company does not have obligation to provide post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code or Applicable Law.

(g)    Except as set forth on Section 3.12(g) of the Disclosure Schedules, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Purchaser, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation to any employee, officer, director or individual independent contractor to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)    There is no pending or, to the Company’s Knowledge, threatened cause of action, lawsuit, notice of violation, Proceeding, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty or voluntary compliance program sponsored by any Governmental Authority.

(i)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) except as set forth in Section 3.12(j) of the Disclosure Schedules, entitle any current or former director, officer, employee or individual independent contractor of the Company to any severance pay, bonus or any other payment from the Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.13    Insurance. Section 3.13 of the Disclosure Schedules contains a true and complete list of each insurance policy (including any self-insurance plans, captive insurance arrangements and policies providing property, casualty, liability, workers’ compensation and comprehensive general liability coverage and bond and surety arrangements, but excluding any Benefit Plan) that is in force as of the date hereof, and as to which the Company is a party. All such policies of insurance are in full force and effect and will continue to be in full force and effect without interruption through the Closing. The Company is not in material default with respect to its payment obligations under any such insurance policies, all premiums with respect thereto for all periods up to and including the Closing have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms, and since January 1, 2016, the Company has complied in all material respects with the provisions of such insurance policies. The Company has not received any written notice from an insurer under any such insurance policy disclaiming coverage, or cancelling, amending, materially changing the premium payable or denying renewal of any insurance policy. The Company has delivered to Purchaser or otherwise made available to Purchaser true and correct copies of each such insurance policy.

Section 3.14    Compliance with Laws.

(a)    Except as set forth on Section 3.14(a) of the Disclosure Schedules, Company has complied in the operation of its business and the maintenance of its Assets in all material respects with Applicable Law. Except as set forth on Section 3.14(a) of the Disclosure Schedules, since January 1, 2016, the Company has not received from any Governmental Authority any written notice alleging the material violation of any Applicable Law that has not been resolved. To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without written notice or lapse of time) would reasonably be expected to constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in all material respects with, any Applicable Law in connection with the operation of its business or the ownership or use of any of its Assets.

(b)    The Company holds all material permits, licenses, approvals, certificates and other authorizations of and from all, and has made all material declarations and filings with, Governmental Authorities necessary for the lawful conduct of its business as presently conducted (the “Company Permits”). Section 3.14(b) of the Disclosure Schedules contains a listing of all Company Permits held by the Company and all bonds, letters of credit, deposits, and similar guarantees made by or on behalf of the Company in connection with such Company Permits. The Company Permits are valid and in full force and effect, and no cancellation, loss, lapse suspension, revocation, restriction, termination or withdrawal of any such Company Permit is pending or, to the Company’s Knowledge, threatened. The Company has taken all necessary action required to be taken by the Company prior to Closing to maintain such Company Permits both as a result of transactions described in this Agreement and otherwise. Subject to compliance with applicable regulations, to the Company’s Knowledge, each such Company Permit can be renewed, if applicable, in the ordinary course of business by the Company. The Company is in compliance in all material respects with the terms of the Company Permits and has received no written notice or, to the Company’s Knowledge, any other communication from any Governmental Authority or any other Person that it is in material violation of or has failed to comply in any material respect with any of the terms or conditions of such Company Permits or any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or (other than as a result of the Conversion) modification to any Company Permit.

(c)    Except as set forth on Section 3.14(c) of the Disclosure Schedules, all Company Products, as manufactured, packaged, labeled, stored and distributed by the Company, comply in all material respects with all Applicable Laws, and any changes to Company Products hereafter made by the Company prior to Closing shall comply in all material respects with all Applicable Laws.

Section 3.15    Foreign Corruption and Export Compliance.

(a)    The Company is, and during the previous four years has been, in compliance in all material respects with the applicable requirements of: (i) the United States Foreign Corrupt Practices Act of 1977, and (ii) any other similar or equivalent anti-corruption and/or anti-bribery Laws of any jurisdiction applicable to the Company (whether by virtue of its jurisdiction of organization or based on its conduct of business) (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, neither the Company, Holdco Seller or Stockholder, nor any director, officer, employee, or, to the Company’s Knowledge, agent, distributor, consultant or other Person acting for or on behalf of the Company, Holdco Seller or Stockholder, has violated any Anti-Corruption Laws, including by making, offering, authorizing or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback or any other thing of value in violation of Anti-Corruption Laws, regardless of form or amount, to any (A) foreign or domestic government official or employee, (B) employee of a foreign or domestic government owned entity, (C) foreign or domestic political party, political official or candidate for political office, (D) any officer or employee of a public international organization, to obtain a business or competitive advantage, or (E) any other Person, in each case, while knowing or having reason to know, that all or a portion of such money or item of value is reasonably likely to be offered, given or promised, directly or indirectly, to any of the foregoing, in each case, to receive favorable treatment in obtaining or retaining business, or to pay for favorable treatment already secured.

(b)    All sales, purchases, imports, reimports, exports, reexports, deemed exports, deemed reexports, sales, transfers, retransfers, and releases (including in-country releases) of goods, software, technology, funds and services by the Company or Holdco Seller during the past four years have been effected in compliance in all material respects with all applicable export control, sanctions, anti-boycott, embargo, money-laundering, international banking, trade and customs Laws of the United States or any jurisdiction applicable to the Company or Holdco Seller (whether by virtue of its jurisdiction of organization or based on its conduct of business). There is no pending or, to the Company’s Knowledge, threatened, investigation, inquiry or enforcement action against the Company or Holdco Seller or any of their respective officers, directors or employees related to any violation or potential violation of any such Laws.

Section 3.16    Environmental Compliance.

(a)    Except as set forth on Section 3.16 of the Disclosure Schedules, the Company is and since January 1, 2017 has been in compliance in all material respects with all applicable Environmental Laws. All past violations of any Environmental Laws or Permits by the Company, or any Affiliate thereof, in connection with the Company’s business have been resolved without any ongoing costs or obligations to the Company or any of its Affiliates.

(b)    Except as set forth on Section 3.16 of the Disclosure Schedules, the Company has not used, stored, treated, transported, arranged for transportation, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting any of its properties or assets (including any properties or assets now or previously owned, leased or operated by the Company), or otherwise, in each case which constituted or constitutes a violation in any material respect of any applicable Permit or Environmental Law governing the use, storage, treatment, transportation, arrangement for transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.

(c)    Except as set forth on Section 3.16 of the Disclosure Schedules, there have been no (i) off-site shipments of any Hazardous Materials or Petroleum Products by the Company or (ii) Releases on, under, at, from or in any way affecting any real properties now or previously owned, leased or operated by the Company, which off-site shipment or Releases would give rise to material liabilities or obligations of the Company or any Affiliate thereof under any Permit or Environmental Laws. To the Company’s Knowledge, the Company has not received any written notices or claims, nor is it aware of pending claims that allege, that the Company is in violation in any material respect of any Environmental Laws or that it is a responsible party in connection with any such claim or notice. To the Company’s Knowledge, the Company is not aware of any condition, event or circumstance concerning the Release or regulation of Hazardous Materials or Petroleum Products that would reasonably be expected, after the Closing Date, to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently conducted by the Company.

(d)    No real property currently or formerly owned, operated or leased by the Company is listed on, or, to the Company’s Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)    To the Company’s Knowledge, no prior owner of any real property currently or formerly owned, operated or leased by the Company or any Affiliate thereto, or any tenant, subtenant, prior tenant or prior subtenant thereof has Released any Hazardous Materials or Petroleum Products on, under, at from or to, or in any way affecting any such property, in each case in any manner which constituted a violation of any applicable Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.

(f)    Except as set forth in Section 3.16(f) of the Disclosure Schedules, there are no active or abandoned aboveground or underground storage tanks owned or operated by the Company or located on, under or above any property owned or leased by the Company.

(g)    Except as set forth in Section 3.16(g) of the Disclosure Schedules, the Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Laws.

(h)    The Company is not subject to any material outstanding judgment, order or decree of any Governmental Authority relating to a violation of, or liability under, Environmental Laws.

(i)    The Company has made available to Purchaser true and complete copies of all (i) (A) Phase I or Phase II environmental site assessment reports and (B) material environmental compliance reports or audit reports relating to the Company’s business, properties and assets, in each case in the possession or control of the Company, (ii) other material environmental investigations, reports studies, tests, reviews, sampling, or other analyses conducted pertaining to real property currently owned, leased or operated by the Company to the extent such environmental reports are in the possession or control of the Company; and (iii) Permits currently in effect required under applicable Environmental Laws for the ownership and operations of the Company’s business, properties and Assets.

(j)    The Company qualifies for No Exposure Certifications at each of its properties under the Commonwealth of Pennsylvania’s industrial stormwater permitting requirements as no industrial activities are exposed to stormwater runoff at any of the Company’s properties.

Section 3.17    Applicable Food Laws.

(a)    Except as set forth on Section 3.17(a) of the Disclosure Schedules, since January 1, 2017, the Company has (i) complied in all material respects with all Applicable Food Laws, (ii) not received any written notice from any Governmental Authority alleging any violation of, or liability under, any Applicable Food Laws, and (iii) not received any written notice from any Governmental Authority alleging any material Company deviations from current good manufacturing practice. In addition, except as set forth on Section 3.17(a) of the Disclosure Schedules, since January 1, 2017, no written claim has been filed against the Company alleging a violation of any such Applicable Food Laws. Except as set forth on Section 3.17(a) of the Disclosure Schedules, all Company Products are not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, and any similar or related federal and state Applicable Laws, and are not an article which may not, under the provisions of section 404, 505, or 512 of the Federal Food, Drug, and Cosmetic Act, and under similar or related Applicable Laws, be introduced into commerce.

(b)    Except as set forth on Section 3.17(b) of the Disclosure Schedules, since January 1, 2017, there have been no recalls, withdrawals, material reports to the FDA Reportable Food Registry or similar marketplace actions involving the Company Products or other similar federal, state or private actions or investigations with respect to such Company Products and, to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to result in such actions. Since January 1, 2017, (i) the Company has not been listed as a certified operation in the USDA Organic Integrity Database and (ii) except as set forth on Section 3.17(b) of the Disclosure Schedules, has not received a Notice of Warning or Cease and Desist Order from the USDA.

(c)    Except as set forth on Section 3.17(c) of the Disclosure Schedules, (i) Company complies, and since January 1, 2017 has complied, in all material respects with the Food and Drug Administration’s (“FDA”) Current Good Manufacturing Practice in Manufacturing, Packing, or Holding Human Food regulations (“CGMPs”), (ii) the Company has, since January 1, 2017, complied in all material respects with the FDA’s food facility registration requirements, and (iii) the Company has, since January 1, 2017, complied in all material respects with Applicable Laws with respect to the importing of any foreign products that are regulated by the FDA. The Company has adequate policies and procedures in place to prevent the Company Products from becoming adulterated. The Company maintains, and since January 1, 2017 has maintained, in all material respects its personnel, equipment, plants, facilities and surrounding grounds sanitary.

(d)    All Company facilities used in connection with the Business registered with the FDA are listed on Section 3.17 of the Disclosure Schedules.

(e)    The Company complies, and since January 1, 2017 has complied, in all material respects with all federal recordkeeping requirements relating to food and maintains all required records, including manufacturing and processing records, ingredient and packaging receipt records, product distribution and inventory records, recall records, and complaint and adverse event records.

(f)    For those Company Products that the Company labels or has labeled as “100% Organic” or “Organic” that require organic certifications under the USDA’s Agricultural Marketing Service National Organic Program, the Company has obtained such certifications. All such certifications are listed on Section 3.17 of the Disclosure Schedules, and continue in full force and effect as of the date hereof.

(g)    For those Company Products that the Company labels as “100% Organic” or “Organic,” since January 1, 2017 the Company has not used any of the following in its production and handling of those Company Products: (i) synthetic fertilizers, antibiotics, and pesticides, except as allowed by the National Organic Program; (ii) sewage sludge; (iii) genetic engineering; or (iv) food irradiation.

(h)    For those Company Products that the Company labels as “100% Organic”, since January 1, 2017: (i) such Company Products have contained only certified organic agricultural ingredients and processing aids, not including added salt and water; (ii) such Company Products do not contain, and have not contained, materials from the National List of Allowed and Prohibited Substances that are prohibited from use under the National Organic Program for products bearing a “100% Organic” claim; (iii) for each such Company Product that is packaged and labeled by the Company that has more than one ingredient and is a packaged food, the labeling shows an ingredient statement on the information panel and states the name of the certifying agent on the information panel, as and to the extent required by FDA regulations and the National Organic Program, at the time such Company Products were sold by the Company; and (iv) such Company Product’s organic ingredients are labeled as “organic” or clearly identified via asterisk or other mark. The labels of all Company Products that the Company has labeled as “100% Organic” comply, other than in immaterial respects, with the rules and regulations of the National Organic Program.

(i)    For those Company Products that the Company labels since January 1, 2017 as “organic”: (i) such Company Products have contained at least 95% (by weight or fluid volume) certified organic agricultural ingredients, not including added water and salt; (ii) such Company Products have not contained added sulfites; and (iii) such Company Product’s organic ingredients are labeled as “organic” or clearly identified via asterisk or other mark. The labels of all Company Products that the Company has labeled as “organic” comply in all material respects with the rules and regulations of the FDA and the National Organic Program.

(j)    The Company has adequate processes and systems in place and has adequately educated its personnel in a manner consistent with common industry practice, to comply in all material respects with all federal, state and local regulations relating to handling and labeling of organic Company Products that apply to the Company, including the National Organic Standards as promulgated by the USDA.

(k)    The Company’s recall system and policies with respect to the Company Products are consistent with industry standards, including appropriate tracking, coding and accounting systems for all Company Products.

Section 3.18    Affiliated Transactions. Except as set forth on Section 3.18 of the Disclosure Schedules, no officer, director or Affiliate of Stockholder or the Company or, to the Company’s Knowledge, any individual in any such officer’s or director’s immediate family is a party to any business arrangement, agreement, contract, commitment or transaction (other than employment relationships and participation in Benefit Plans) with the Company or has any financial interest (other than owning or holding (i) up to three percent of any class of equity securities of an entity whose securities are traded on a national securities exchange or in the over-the-counter market or of a Person registered under the Investment Company Act of 1940 or (ii) any interest in a private investment fund, so long as the Person holding such financial interest or any of their Affiliates has no participation in the management or investment decisions of such entity or fund) in any material Asset or possesses any interest in, or holds a position as a director, manager or officer of, any Person which is a customer, supplier, lessor, lessee or competitor of the Company.

Section 3.19    Labor and Employment Matters.

(a)    Section 3.19(a) of the Disclosure Schedules contains a list of all current employees (including regular and temporary employees and employees on a leave of absence) setting forth for each the following: (i) name, (ii) title or position (including whether full or part time or temporary), (iii) hire date, (iv) current annual or hourly base compensation rate, (v) commission, bonus or other incentive-based compensation, (vi) current or anticipated leave status, (vii) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act; and (viii) location (city and state). Section 3.19(a) of the Disclosure Schedules also sets forth a list of the employees involuntarily terminated or laid off since January 1, 2020, and a list of the employees whose hours of work have been reduced by more than fifty percent (50%) by the Company in the six months prior to the date hereof, and provide the following information for each such employee: (i) the date of such termination, layoff or reduction in hours; (ii) reason for such termination, layoff, or reduction in hours; and (iii) the employee’s work location, if not in Lancaster, Pennsylvania.

(b)    The Company has not experienced any strike, lockout, arbitration, picketing, work stoppage, slowdown or other material labor dispute since January 1, 2018. To the Company’s Knowledge, no organizational campaign or effort is presently being engaged in or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is not, nor has it ever been, a party to any collective bargaining agreement. To the Company’s Knowledge, no petition or other process has been filed or initiated with the National Labor Relations Board or any other federal or state agency by a union or labor organization for the purpose of becoming a collective bargaining representative of any employees of the Company and to the Company’s Knowledge, no question concerning representation exists concerning such employees. There is no unfair labor practice charge or complaint pending or, to the Company’s Knowledge, threatened against the Company, nor has there been any such charge or complaint since January 1, 2017.

(c)    The Company has not engaged in any employee mass layoff or plant closing during the last three years preceding the Closing that triggered the application of or violated the WARN Act or any similar state or local mass layoff statute, rule or regulation.

(d)    Except as set forth on Section 3.19(d) of the Disclosure Schedules, since January 1, 2016, the Company has been compliance in all material respects with all Laws applicable to it respecting employment and employment practices and terms and conditions of employment, including Laws relating to wages and hours, discrimination in employment, termination of employment, equal pay or treatment, occupational safety and health, workers’ compensation, labor practices, employee whistle-blowing, immigration, collective bargaining, information and data privacy and security, leaves of absence, payment and withholding of employment-related taxes, and classification of employees, consultants and independent contractors.

(e)    All of the Company’s employees are authorized to work in the United States. The Company has accurately completed I-9 Forms for all of its employees and has retained those forms as required by Applicable Law.

(f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the Company to be in breach of any contract with any employee or consultant of the Company.

(g)    Except as set forth on Section 3.19(g) of the Disclosure Schedules, since January 1, 2016, no informal or formal allegations of sexual harassment, whether internal or external, have been made against any employee, contractor, director, officer or representative of the Company. Except as set forth on Section 3.19(g) of the Disclosure Schedules, since January 1, 2016, the Company has not entered into any settlement agreement related to allegations of sexual harassment or misconduct by any employee, contractor, director, officer or other representative of the Company.

(h)    To the Knowledge of the Company, no D&O Indemnified Person has committed any act or omission in their capacities as officers or directors of the Company that would entitle any Person to bring a claim for which any D&O Indemnified Person would be entitled to seek indemnification or advancement of expenses from the Company after the Closing as contemplated by Section 7.02.

Section 3.20    Brokerage. Except as set forth on Section 3.20 of the Disclosure Schedules, there are no brokerage commissions, finders’ fees or similar compensation for which the Company is liable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

Section 3.21    Books and Records. All material Books and Records that have been requested by Purchaser, to the extent in existence, have been made available to Purchaser. The Books and Records are complete and current in all material respects, represent actual, bona fide transactions and have been maintained in all material respects in accordance with sound business practices. At the Closing, the Company will have physical possession or access to the Books and Records (including all employee personnel files), other than to the extent protected by attorney-client privilege or work product as described in Section 11.15, at, or through its employees continuing after the Closing, its headquarters location. The Books and Records have been maintained in all material respects in the ordinary course of business.

Section 3.22    Bank Accounts. Section 3.22 of the Disclosure Schedules contains a true and complete list of all bank accounts and safe deposit boxes of the Company, including a true and complete list of all Persons authorized to sign or otherwise act with respect thereto and a true and complete list of all Persons holding a general or special power of attorney granted by the Company with respect thereto. True and complete copies of any such power of attorney have been made available to Purchaser.

Section 3.23    Warranties; Rebates.

(a)    Since January 1, 2016, all Company Products have been sold in conformity in all material respects with all applicable contractual commitments and warranties of the Company, other than non-conformities that do not exceed $500,000 in the aggregate. The standard written warranties covering Company Products provided by the Company which have not yet expired have been made available to Purchaser. Since January 1, 2016, no Company Products have been subject to any applicable warranties that are more beneficial to the Customer than those standard written warranties covering Company Products provided by the Company, other than those that have been made available to Purchaser.

(b)    Section 3.23(b) of the Disclosure Schedules sets forth a list of all material written Customer complaints or other actual or asserted noncompliance of the Company Products with applicable contractual commitments or express or implied warranties or Laws since January 1, 2016 except individual claims that do not exceed $50,000.

(c)    Except as set forth on Section 3.23(c) of the Disclosure Schedules, the Company has not entered into any contract or agreement, commitment, mark-down, buy-in, co-op or other arrangement pursuant to which the Company is obligated to make any rebates, prebates, payment of earned income, discounts, promotional allowances or similar payments or arrangements, in each case, in excess of $50,000, individually or in the aggregate, to any Customer on a per annum basis.

Section 3.24    Solvency. The Company is not insolvent and will not be insolvent immediately prior to the Closing. Neither the Company nor Stockholder is the subject of any pending, rendered or, to the Company’s Knowledge, threatened insolvency or similar proceedings of any character. Neither the Company nor Stockholder has made an assignment for the benefit of creditors or taken any action with a view to or that would reasonably be expected to constitute a valid basis for the institution of any such insolvency or similar proceedings.

Section 3.25    Customers and Suppliers. Section 3.25 of the Disclosure Schedules sets forth (i) the names of the top ten Customers of the Company by amount of revenue during the period from January 1, 2021 through July 31, 2021 and the amount of revenue from such Customers during such period; (ii) the names of the top ten Customers of the Company by amount of revenue for each of the years ended December 31, 2020, December 31, 2019 and December 31, 2018 and the amount of revenue from such Customers during each such period; and (iii) the names of the top ten suppliers of the Company by amount of expense for each of the years ended December 31, 2020, December 31, 2019 and December 31, 2018 and the amount of expense for such suppliers during each such period (such Customers and suppliers are collectively, the “Material Customers and Suppliers”). There are no material disputes or, to the Company’s Knowledge, other facts which would reasonably be expected to materially and adversely affect the Company’s business relationship with any Material Customers and Suppliers. Except as set forth on Section 3.25 of the Disclosure Schedules, no Material Customer and Supplier has, other than with respect to completed projects, (A) terminated any contract or agreement with the Company, (B) provided notice in writing to the Company of its intention to terminate any such contract or agreement, or (C) provided notice in writing to the Company that it may (1) cease doing business with the Company (including ceasing to supply the Company with, or purchase from the Company, products or services) or (2) otherwise materially and adversely modify its business relationship with the Company or materially limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company.

Section 3.26    Inventory. Since January 1, 2017, all Inventory was produced, purchased, acquired or ordered, and has been maintained, in the ordinary course of business consistent with past practices of the Company and consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been, or shall be as of the Closing Date, written off or written down to net realizable value in accordance with GAAP as will be reflected in the Final Net Working Capital. Since January 1, 2017, the quantities of each item of Inventory have not materially increased or decreased except in the ordinary course of business and are consistent with past practices of the Company in all material respects. All items of Inventory are fairly reflected in the inventory accounts on the balance sheets included in the Financial Statements and are valued in accordance with GAAP. All Inventory of the Company is located at the Leased Real Property, other than Inventory in-transit.

Section 3.27    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDER

CONTAINED IN THIS ARTICLE III AND OF STOCKHOLDER AND HOLDCO SELLER CONTAINED IN ARTICLE IV (IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES), NONE OF THE COMPANY NOR STOCKHOLDER NOR HOLDCO SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) REGARDING STOCKHOLDER, THE COMPANY, HOLDCO SELLER, THE SHARES, THE TRANSFERRED INTERESTS, OR THE ASSETS, OPERATIONS, BUSINESS OR CONDITION OF, OR ANY OTHER MATTER RELATING TO, STOCKHOLDER, HOLDCO SELLER OR THE COMPANY, AND THE COMPANY, HOLDCO SELLER AND STOCKHOLDER HEREBY EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY EXCEPT IN THE CASE OF FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND HOLDCO SELLER

Except as set forth in the Disclosure Schedules, Stockholder and Holdco Seller represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 4.01    Authorization; No Violation.

(a)    Holdco Seller has the requisite corporate right, power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement by Holdco Seller and all other Transaction Documents to which it is or will be a party and the consummation by Holdco Seller of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action of Holdco Seller, and no other corporate proceedings or actions on the part of Holdco Seller are necessary to approve and authorize the execution, delivery or performance of this Agreement by Holdco Seller and any other Transaction Document to which Holdco Seller is or will be a party or the performance of Holdco Seller’s obligations hereunder or thereunder.

(b)    Stockholder has the requisite capacity to execute and deliver this Agreement and all other Transaction Documents to which Stockholder is or will be a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement and all other Transaction Documents to which Stockholder is or will be a party have been, or will be at Closing, duly executed and delivered by Stockholder and will constitute the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.02    Organization and Power. Holdco Seller is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania. Holdco Seller has all requisite corporate power and authority and all Permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such Permits would not have a Material Adverse Effect. Holdco Seller has made available to Purchaser or its representatives true and complete copies of its articles of incorporation and bylaws, as amended and in effect.

Section 4.03    Shares and Transferred Interests. As of the date hereof and immediately prior to the effective time of the Contribution, Stockholder is the record and beneficial owner of the Shares and owns good, valid and marketable title to all of the Shares free and clear of Liens, other than Liens arising under applicable securities Laws. As of the Closing, Holdco Seller will be the record and beneficial owner of the Transferred Interests and will own as of the Closing, good, valid and marketable title to all of the Transferred Interests free and clear of Liens, other than Liens arising under applicable securities Laws. Holdco Seller will have as of the Closing full corporate power, right and authority to sell, transfer, assign and deliver the Transferred Interests as provided in this Agreement. Neither Stockholder nor Holdco Seller is a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement and in connection with the Pre-Closing Reorganization) that would require the sale, transfer or other disposal of the Shares or the Transferred Interests or any other ownership interest of the Company or its Assets.

Section 4.04    Litigation. There are no Proceedings pending or, to Stockholder’s actual knowledge, threatened in writing against Stockholder or Holdco Seller, at law or in equity, before or by any Governmental Authority that would reasonably be expected to adversely affect Stockholder’s or Holdco Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby. Stockholder is not subject to any outstanding Order of any Governmental Authority that would reasonably be expected to adversely affect Stockholder’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 4.05    Brokerage. Except as set forth on Section 4.05 of the Disclosure Schedules, there are no brokerage commissions, finders’ fees or similar compensation for which the Company is liable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Stockholder or Holdco Seller.

Section 4.06    Acknowledgement. Holdco Seller acknowledges that Holdco Seller has been provided reasonable opportunity to review this Agreement and discuss the terms and conditions of this Agreement with Holdco Seller’s legal counsel and tax advisors.

Section 4.07    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN Article III AND OF STOCKHOLDER AND HOLDCO SELLER CONTAINED IN THIS Article IV (IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES), NONE OF THE COMPANY NOR STOCKHOLDER NOR HOLDCO SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) REGARDING STOCKHOLDER, THE COMPANY, HOLDCO SELLER, THE SHARES, THE TRANSFERRED INTERESTS, OR THE ASSETS, OPERATIONS, BUSINESS OR CONDITION OF, OR ANY OTHER MATTER RELATING TO, STOCKHOLDER, HOLDCO SELLER OR THE COMPANY, AND THE COMPANY, HOLDCO SELLER AND STOCKHOLDER HEREBY EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY EXCEPT IN THE CASE OF FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Stockholder, Holdco Seller, and the Company, as of the date hereof and as of the Closing Date, as follows:

Section 5.01    Organization and Power. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

Section 5.02    Authorization; No Violation.

(a)    Purchaser has the requisite corporate right, power and authority to execute and deliver this Agreement and all other Transaction Documents to which Purchaser is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement by Purchaser and all other Transaction Documents to which Purchaser is or will be a party and the consummation by Purchaser of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action of Purchaser, and no other corporate proceedings or actions on the part of Purchaser are necessary to approve and authorize the execution, delivery or performance of this Agreement by Purchaser and any other Transaction Document to which Purchaser is or will be a party or the performance of Purchaser’s obligations hereunder or thereunder.

(b)    The execution, delivery and performance of this Agreement by Purchaser and all other Transaction Documents to which Purchaser is or will be a party and the consummation by Purchaser of the transactions contemplated hereby or thereby does not: (i) subject to compliance with the requirements of the HSR Act, conflict with or violate any Law applicable to Purchaser; or (ii) conflict with or violate any of provision of Purchaser’s governing documents; except in each case as would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby. Purchaser is not subject to, or obligated under, any applicable Law or any material contract, agreement, instrument, license, franchise, permit, license, consent, approval, registration, exemption, privilege, franchise, certificate, or other authorization issued by any Governmental Authority necessary for the lawful conduct of and operation of Purchaser’s business, or subject to any Order, which would be breached or violated in any material respect by Purchaser’s execution, delivery or performance of this Agreement and consummation of the transactions contemplated hereby. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement and all other Transaction Documents to which Purchaser is or will be a party have been, or will be at Closing, duly executed and delivered by Purchaser and will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c)    Except for the requirements of the HSR Act, Purchaser is not required to submit any notice, registration, declaration, report or other filing to any Governmental Authority in connection with the execution, delivery or performance by Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation by Purchaser of the transactions contemplated hereby or thereby. No Consent of any Governmental Authority is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby.

Section 5.03    Litigation. There are no Proceedings pending or, to Purchaser’s knowledge, threatened in writing against Purchaser, at law or in equity, before or by any Governmental Authority that would reasonably be expected to adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding Order of any Governmental Authority that would reasonably be expected to adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby or that questions or challenges the validity of or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or any Transaction Document pending or, to the Knowledge after reasonable inquiry of the Deal Team Members (as defined in the R&W Policy), threatened by or before any Governmental Authority.

Section 5.04    Brokerage. There are no brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

Section 5.05    Investment Representation. Purchaser is acquiring the Transferred Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Transferred Interests. Purchaser acknowledges that the Transferred Interests have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Transferred Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities Laws.

Section 5.06    Financing. Purchaser has and, at the time the Closing is required to occur hereunder will have, sufficient cash and other sources of immediately available funds to pay the Purchase Price and all other amounts to be paid by it under this Agreement. Purchaser acknowledges and agrees that Purchaser’s performance of its obligations under this Agreement is not in any way contingent on the availability of financing to Purchaser.

Section 5.07    Solvency. Assuming that the Company is not insolvent immediately prior to the Closing, immediately after giving effect to the transactions contemplated by this Agreement, Purchaser and the Company (a) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred by Purchaser in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser or the Company.

Section 5.08    Investigation. Purchaser is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Company. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01    Commercially Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 6.01 and in Section 6.02), each of Purchaser, Stockholder and the Company shall use their commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to cause the conditions to Closing set forth in Section 2.01 and Section 2.02, as applicable, to be satisfied including (a) preparing and filing all forms, registrations and notices required to be filed, obtaining necessary actions or nonactions, waivers, and Consents from Governmental Authorities and making necessary registrations and filings (including filings with Governmental Authorities, if applicable) and taking commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or claim by, any Governmental Authority under or in accordance with any applicable competition Law, (b) obtaining all necessary Consents or waivers from third parties, (c) defending any lawsuits or other claims, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (d) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement, and (e) obtaining any consents or approvals necessary to ensure that all Permits, including Permits under Environmental law, continue in full force and effect after the Closing Date.

Section 6.02    Regulatory Filings.

(a)    Antitrust Laws. Purchaser and Stockholder have made filings under the HSR Act. Purchaser shall, and shall cause its Affiliates to, comply at the earliest practicable date with any request under the HSR Act to provide information, documents or other materials requested by any Governmental Authority. Purchaser shall, and shall cause its Affiliates to, use their commercially reasonable best efforts to: (i) resolve as soon as practicable any objections asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby and (ii) obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act as soon as practicable. Purchaser shall, and shall cause its Affiliates to, coordinate and cooperate with Stockholder and the Company in connection with Purchaser’s and its Affiliates’ efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act, including (i) cooperating in all respects with Stockholder and the Company in connection with any investigation or other inquiry, (ii) keeping Stockholder and the Company promptly informed of any material communication received by Purchaser or any of its Affiliates from any Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice, regarding any of the transactions contemplated by this Agreement, (iii) providing Stockholder and the Company and their advisors with a reasonable opportunity to (A) review the content of any communication, presentation, white paper or other written materials to be submitted to any Governmental Authority in advance of any such submission, (B) consult with Purchaser prior to any meeting or conference with any Governmental Authority, and (C) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, and (iv) providing such other information and assistance as Stockholder or the Company may reasonably request in connection with the foregoing. Holdco Seller shall reimburse Purchaser at the Closing for fifty percent (50%) of the filing fee under the HSR Act previously paid by Purchaser and each party shall be responsible for its own legal fees in connection with any such filing.

(b)    Other Actions. Except as specifically required by this Agreement, Purchaser and the Company shall not, and Purchaser shall cause its Affiliates not to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would reasonably be expected materially to delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the forgoing, Purchaser shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or in any other manner), any Person or line of business or portion thereof, or otherwise acquire or agree to acquire any assets, if the entry into a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to (i) impose a material delay in obtaining, or materially increase the risk of not obtaining, the expiration or termination of any applicable waiting period under the HSR Act, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or delaying the consummation of the transactions contemplated by this Agreement or (iii) materially delay the consummation of the transactions contemplated by this Agreement.

Section 6.03    Conduct of the Business. From the date hereof until the earlier of the Closing and the termination of this Agreement, except (a) as contemplated hereby or permitted under this Agreement, (b) as required by Applicable Law or in response to any COVID-19 Measures, (c) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as set forth on Section 6.03 of the Disclosure Schedules, the Company shall (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to, (A) preserve its present relationships with its key employees in the ordinary course of business consistent with past practice, (B) maintain and preserve intact the business of the Company in all material respects, (C) maintain in all material respects the ordinary and customary relationships of the Company with its suppliers and customers, and (D) maintain in full force and effect all of its insurance policies or replacement policies with equivalent coverage, (iii) not modify, amend, terminate or assign any existing Real Property Lease or waive any lease right or claim under any Real Property Lease, and (iv) not take any action that would be required to be set forth on Section 3.06 of the Disclosure Schedules if taken after the date of the Latest Balance Sheet and prior to the date hereof.

Section 6.04    Access to Books and Records; Contact with Business Relations.

(a)    From the date hereof until the earlier of the Closing and the termination of this Agreement, the Company shall provide Purchaser and its authorized representatives with reasonable access upon reasonable notice to the Books and Records of the Company to the extent relating to the transition of the Company’s business to Purchaser; provided that (i) such access shall not unreasonably interfere with the conduct of the business of the Company; (ii) such access shall be during normal business hours, under the supervision of Company personnel; and (iii) the Company shall not be required to furnish to Purchaser or any of Purchaser’s authorized representatives or provide Purchaser or any of Purchaser’s authorized representatives with access to information if such access (A) would be impracticable or impermissible under Applicable Law (including any Law relating to COVID-19), (B) would cause competitive harm to the Company if the transactions contemplated by this Agreement are not consummated, (C) would result in the waiver or forfeiture of any attorney-client privilege, work product doctrine or similar privilege or (D) would be in violation of Applicable Law or the provisions of any contract to which the Company is a party. Purchaser acknowledges that it and its authorized representatives remain bound by the Confidentiality Agreement, dated as of May 5, 2021 (the “Confidentiality Agreement”), and that all information Purchaser and its authorized representatives obtain as a result of access under this Agreement (including this Section 6.04) shall be subject to the Confidentiality Agreement.

(b)    From the date hereof until the earlier of the Closing and the termination of this Agreement, Purchaser shall not, and shall cause its Affiliates not to, contact any officer, director, employee, customer, supplier, distributor, lessee, lessor, equityholder, lender, noteholder or other material business relation of the Company with respect to the Company, its business or the transactions contemplated hereby, in each case, without receiving the prior written consent of Holdco Seller.

Section 6.05    Exclusive Dealing. From the date hereof until the earlier of the Closing and the termination of this Agreement, Stockholder, Holdco Seller and the Company shall not, and shall direct their respective directors, officers, employees, investment bankers and other representatives not to, directly or indirectly, (a) solicit, initiate or encourage the initiation of any Acquisition Proposal or (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal and the Company shall notify Purchaser promptly (and in any event within two Business Days after receipt thereof) if and after any Acquisition Proposal is received, or any such negotiations or discussions are sought. The Company will immediately cease and terminate any discussions or negotiations with any third party that are ongoing with respect to any Acquisition Proposal. In addition, except as required by Applicable Law, neither the Company, Holdco Seller, nor Stockholder will, directly or indirectly, through any officer, director, employee, agent (including financial advisors), manager, member or otherwise (a) disclose to any Person (other than Purchaser and its representatives) any information not customarily disclosed by the Company in the ordinary course of business concerning the Company or (b) afford to any Person access to the Company’s Assets or Books and Records outside the ordinary course of business, in each case in connection with any Acquisition Proposal, without the prior written consent of Purchaser. “Acquisition Proposal” means any proposal or offer from any Person (other than Purchaser and its representatives) relating to any merger, acquisition or recapitalization involving the Company, any acquisition of any significant portion of the capital stock or other equity securities of or other ownership interest in the Company or any significant portion of the Assets, by any means whatsoever, or enter into any agreement, arrangement or understanding regarding any of the foregoing or other similar transaction involving the Company (excluding in each case sales of inventory in the ordinary course of business and the Pre-Closing Reorganization).

Section 6.06    Fees and Expenses. Except as otherwise provided by this Agreement, each of the parties shall bear its own expenses in connection with the negotiation and execution of this Agreement, including all fees and expenses of its legal counsel, investment bankers, financial advisors and accountants; provided, however, that the Company shall be solely responsible for amounts paid to third parties in order to obtain any Required Consents in connection with the transactions contemplated by this Agreement.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01    Further Assurances. From and after the Closing, upon the reasonable request of any party and at such party’s expense, any other party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated hereby.

Section 7.02    Director and Officer Liability and Indemnification.

(a)    For a period of six years after the Closing Date, Purchaser shall not, and shall not permit the Company to, amend, repeal or modify any provision of the Company’s organizational documents relating to the exculpation, limitation of liability or indemnification (including advancement of expenses) of any current or former officers or directors of the Company (the “D&O Indemnified Persons”). The parties agree that the D&O Indemnified Persons shall continue to be entitled to such exculpation, limitation of liability and indemnification to the fullest extent of the law.

(b)    From and after the Closing, Purchaser shall, and shall cause the Company to, (i) indemnify, defend and hold harmless each D&O Indemnified Person against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with, any action or omission relating to such D&O Indemnified Person’s position with the Company occurring or alleged to have occurred prior to or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the transactions contemplated hereby), to the fullest extent not prohibited under Applicable Law and (ii) assume all obligations of the Company to the D&O Indemnified Persons in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in the organizational documents of the Company as in effect on the date hereof. Without limiting the foregoing, from and after the Closing, Purchaser shall ensure that the Company fulfills its obligations to the D&O Indemnified Persons pursuant to the terms of the organizational documents as in effect on the date hereof.

(c)    At or prior to the Closing, the Company will obtain at Purchaser’s expense an irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount, scope and premium mutually agreed by Purchaser and Stockholder. At or prior to the Closing Date, Purchaser shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those persons who are covered on the date of this Agreement by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (the policies contemplated by the two preceding sentences, collectively, the “Tail Policies”). Purchaser will not, and will cause the Company not to, cancel or change the Tail Policies in any respect. All fees and expenses incurred in connection with obtaining the Tail Policies shall be borne by Purchaser.

(d)    If Purchaser or the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser and the Company shall assume all of the obligations set forth in this Section 7.02. The provisions of this Section 7.02 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

Section 7.03    R&W Policy. The R&W Policy shall be on customary terms and shall provide that the insurer thereunder expressly waives and agrees not to pursue, directly or indirectly, any subrogation rights against Stockholder or Holdco Seller with respect to any claim made by an insured thereunder and the insurer thereunder expressly agrees that Purchaser and its Affiliates shall have no obligation to pursue any claim against Stockholder or Holdco Seller in connection with any Loss, Liability or damage. The cost of the R&W Policy and any fees, costs or deductibles associated therewith shall be paid solely by Purchaser. Purchaser shall not, and shall not permit any of its Affiliates to, amend, modify or waive any provision of the R&W Policy in a manner that is adverse to Stockholder, Holdco Seller or any of its officers, directors, agents, representatives, Affiliates or equityholders without the prior written consent of Holdco Seller.

Section 7.04    Access to Books and Records. From and after the Closing Date for a period of seven years, Purchaser shall, and shall cause each of its Subsidiaries (including the Company) to, provide Stockholder and its authorized representatives with reasonable access, during normal business hours, to the Books and Records and personnel of the Company in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby or with respect to periods or occurrences prior to the Closing. Unless otherwise consented to in writing by Stockholder, Purchaser shall not, and shall not permit any of its Subsidiaries (including the Company) to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the Books and Records of the Company for any period prior to the Closing Date without first giving reasonable prior notice to Stockholder and offering to surrender to Stockholder such Books and Records or any portion thereof which Purchaser or any of its Subsidiaries (including the Company) may intend to destroy, alter or dispose of, as set forth in such notice.

Section 7.05    Tax Matters.

(a)    Transfer Taxes. All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, value added and similar Taxes (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement shall be borne 50% by Purchaser and 50% by Holdco Seller. Purchaser, with the reasonable cooperation of Holdco Seller and Stockholder, agrees to file or cause to be filed in a timely manner all necessary Tax Returns with respect to such Transfer Taxes. Holdco Seller shall reimburse Purchaser for its share of liabilities for Transfer Taxes promptly upon Purchaser’s delivery to Holdco Seller of evidence satisfactory to Holdco Seller that such Transfer Taxes have been paid by Purchaser. Only if the transactions contemplated by this Agreement are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to HoldCo Seller such certificate or evidence.

(b)    Cooperation.

(i)    Purchaser, Stockholder and Holdco Seller agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Company and the assets thereof, including access to the Books and Records, as is reasonably necessary for the filing of all Tax Returns of the Company which such party is responsible for preparing in accordance with this Agreement, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax and make available to the other party as reasonably requested all Tax Returns, work papers, information, records and documents relating to Taxes of the Company, Holdco Seller or Stockholder for which Holdco Seller or Stockholder could be liable. Purchaser and Holdco Seller shall cooperate fully as and to the extent reasonably requested by the other party in connection with any Tax Proceeding involving the Company. Notwithstanding anything to the contrary contained in this Agreement, none of Purchaser nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of Holdco Seller or any of its Affiliates (or any of its predecessors) other than information relating solely to the Company and the assets thereof. Any information obtained under this Section 7.05(b)(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding with respect to Taxes.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, Holdco Seller, at its own expense and solely for its use and benefit, shall be entitled to retain copies of all Tax Returns related to the income or operations of the Company for all Pre-Closing

Tax Periods and information, records and documents relating to Taxes and the preparation of Tax Returns for any Pre-Closing Tax Period. The parties further agree to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(c)    Income Tax Treatment. Holdco Seller, the Company, Stockholder and Purchaser agree that (a) the Contribution and the Company QSub Election, collectively, shall be treated as a reorganization described in Section 368(a)(1)(F) of the Code pursuant to Revenue Ruling 2008- 18, 2008-1 C.B. 674, situation 1. and consistent with Situation 1 of Revenue Ruling 2008-18 and this Agreement qualify as, a “plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) with respect thereto, (b) the Conversion shall be treated as a transaction which is disregarded for federal income tax purposes and (c) the acquisition of the Transferred Interests pursuant to this Agreement shall be treated as a purchase and sale of assets under Section 1001 of the Code.

(d)    Purchase Price Allocation. Purchaser, Stockholder and Holdco Seller agree that the Final Purchase Price and the assumed liabilities of the Company (plus other relevant items for Income Tax purposes) as finally determined pursuant to Section 1.04, shall be allocated among the assets of the Company for all purposes (the “Allocation Schedule”) in accordance with the methodology set forth on Section 7.05(d) of the Disclosure Schedules (the “Allocation Methodology”). Purchaser and Holdco Seller acknowledge and agree that the Allocation Methodology has been prepared in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder. No later than 60 days after the determination of the Final Purchase Price in accordance with Section 1.04, Purchaser shall deliver to Holdco Seller the draft Allocation Schedule, prepared in accordance with the Allocation Methodology. If Holdco Seller does not provide any comments to Purchaser in writing within 25 days following delivery by Purchaser of the draft Allocation Schedule, then the draft Allocation Schedule proposed by Purchaser shall be deemed to be final and binding. If, however, Holdco Seller submits comments to Purchaser within such 25 day period, Purchaser and Holdco Seller shall negotiate in good faith to resolve any differences within 20 days after Holdco Seller provided comments to Purchaser and if Holdco Seller and Purchaser are able to resolve such differences such Allocation Schedule as agreed upon shall become final. If the Parties are unable to resolve any dispute within such 20-day period, then each Party may independently determine its own allocation of the Final Purchase Price and the assumed liabilities of the Company (plus other relevant items for Income Tax purposes) and file its Tax Returns in accordance with each such allocation so long as each such allocation is prepared consistent with the Allocation Methodology. Each of Holdco Seller, the Company and Purchaser agree (i) to prepare and timely file all Tax Returns, including IRS Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule (as finally determined under this Section 7.05(d)), and (ii) in the course of any examination, audit or other proceeding with respect to any Tax Return or Tax, will take no position, and cause its Affiliates to take no position, inconsistent with the Allocation Schedule (as finally determined under this Section 7.05(d)) for Tax purposes, unless required by applicable Law. The parties hereto will revise the Allocation Schedule in accordance with the principles and methodologies set forth in the Allocation Methodology to the extent necessary to reflect any post-Closing payment or adjustment made pursuant to or in connection with this Agreement. The parties will not otherwise revise the Allocation Schedule for Tax purposes, unless required by Applicable Law.

(e)    Tax Returns.

(i)    Holdco Seller, at its sole expense, shall prepare or cause to be prepared all Income Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date in a manner consistent with the past practice of the Company, except as otherwise required by Applicable Law by a “more-likely-than-not” level of confidence from Holdco Seller’s third party tax advisors. To the extent permitted by Applicable Law, all deductions and other Income Tax benefits attributable to the payment or accrual of transaction and bonus arrangements and all other expenses of the Company attributable to the consummation of the transactions contemplated hereby (including Employee Transaction Bonuses) shall be attributable to the Pre-Closing Tax Period and shall be claimed as current deductions on the Income Tax Returns of the Company or Holdco Seller for the Pre-Closing Tax Period. Holdco Seller shall deliver to Purchaser each such Tax Return at least 30 days prior to the due date for filing such Tax Returns (after giving effect to extensions) for Purchaser’s review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Thereafter, Purchaser shall cause the Company to effectuate timely filing of such Tax Returns as finally prepared pursuant to this Section 7.05(e)(i). Except to the extent taken into account in the calculation of Net Working Capital or Indebtedness finally determined pursuant to Section 1.04, the Holdco Seller shall pay to Purchaser the amount of Taxes reflected on Income Tax Returns of the Company prepared by Holdco Seller in accordance with this Section 7.05(e)(i) no later than five days before the due date for the Income Tax Return for such Taxes.

(ii)    Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for any Straddle Period and any non-Income Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date that are first due after the Closing Date in a manner consistent with the past practice of the Company, except as otherwise required by Applicable Law. Purchaser shall deliver or cause to be delivered to Holdco Seller for Holdco Seller’s review and comment each such Tax Return at least 30 days prior to the due date for filing such Tax Returns (or if such Tax Returns are filed or due on a monthly or quarterly basis, or if such Tax Returns are filed or due within 90 days of the Closing Date, as soon as reasonably practicable) after giving effect to extensions to provide Holdco Seller with a meaningful opportunity to analyze and comment on such Tax Returns before filing. Purchaser shall consider any such comments provided by HoldCo Seller in good faith. Except to the extent taken into account in the calculation of Net Working Capital or Indebtedness as finally determined pursuant to Section 1.04, the Holdco Seller shall pay to Purchaser Holdco Seller’s allocable share of Taxes (as determined pursuant to Section 7.05(f) reflected on Tax Returns prepared in accordance with this Section 7.05(e)(ii) no later than five days before the due date for the Tax Return for such Taxes.

(iii)    Except as required by Applicable Law or otherwise provided in Section 7.05(e) or Section 7.05(g)), if such action (described in this Section 7.05(e)(iii)) could increase any Tax liability of Holdco Seller or Stockholder (including Taxes for which Holdco Seller or Stockholder is obligated to indemnify Purchaser pursuant to this Agreement) or could reduce the amount of Holdco Seller’s Tax refund pursuant to Section 7.05(g), Purchaser shall not (and shall neither cause nor permit the Company to) file, amend, refile or modify any Tax Return of the Company with respect to any Pre-Closing Tax Period, make or revoke any election that has a retroactive effect on any such Tax period or initiate in writing any disclosure to, or have any discussions with, any Taxing Authority regarding entering into (or otherwise pursuing) a voluntary disclosure agreement relating to a Pre-Closing Tax Period or Straddle Period, in each case, without the prior written consent of Holdco Seller, such consent not to be unreasonably withheld, conditioned, or delayed.

(f)    Allocation of Taxes. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use, or other transaction-based Taxes of the Company for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the close of business on the Closing Date, and the amount of all other Taxes of the Company for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period after the Closing Date.

(g)    Tax Refunds. Holdco Seller shall be entitled to receive all refunds of or amounts credited against Taxes paid by or on behalf of the Company (or Taxes paid by the Company on behalf of Holdco Seller or Stockholder) prior to the Closing Date for all Pre-Closing Tax Periods (including any Straddle Period attributable to the period ending as of or before the Closing Date) which such refund is received (or such amount is credited) on or prior to the third anniversary of the Closing Date, except to the extent that such refunds or credits are taken into account in the determination of the Final Net Working Capital, Indebtedness or Purchase Price. To the extent that Purchaser or the Company or any of their Affiliates receives a refund that is for the benefit of the Holdco Seller, Purchaser shall pay or cause to be paid to Holdco Seller any such refund or the amount of any such credit promptly after receipt or entitlement by Purchaser, the Company or any of their Affiliates net of any Taxes of Purchaser or the Company attributable to such refund or credit and expenses incurred in obtaining such refund or credit described in this Section 7.05(g). At the sole expense of Holdco Seller, Purchaser shall take all reasonable actions necessary, or reasonably requested by the Holdco Seller to timely claim any refunds that will give rise to a payment under this Section 7.05(g). If any Tax refund paid to Holdco Seller pursuant to this Section 7.05(g) is disallowed or required to be repaid to a Governmental Authority, Seller Holdco shall promptly reimburse Purchaser for such refund, plus any interest and penalties payable therewith.

(h)    Tax Proceedings.

(i)    Purchaser shall promptly notify Holdco Seller in writing upon receipt by Purchaser or the Company of written notice of any Tax Proceeding in respect of the Company relating to any (i) Pre-Closing Tax Period or (ii) Straddle Period. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any written correspondence received from the Taxing Authority. Any failure to promptly notify Holdco Seller of a Tax Proceeding shall not relieve Holdco Seller of any obligation to indemnify Purchaser except to the extent Holdco Seller is materially prejudiced by such failure.

(ii)    Holdco Seller shall have the right to control any Tax Proceeding in respect of Income Taxes of the Company for any Tax period ending on or before the Closing Date if such Tax Proceeding could increase any Tax liability of Holdco Seller or Stockholder (including Taxes for which Holdco Seller or Stockholder is obligated to indemnify Purchaser pursuant to this Agreement) or could reduce the amount of Holdco Seller’s actual Tax refund pursuant to Section 7.05(g); provided, however, that (i) Purchaser shall have the right, at its sole cost and expense, to participate in any such Tax Proceeding, (ii) Holdco Seller shall provide Purchaser with a timely and reasonably detailed account of each stage of such Tax Proceeding, and (iii) Holdco Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(iii)    Purchaser shall control any (a) Tax Proceeding in respect of Taxes of the Company (other than Income Taxes) for any Tax period ending on or before the Closing Date (b) Tax Proceeding in respect of Taxes of the Company for any Straddle Period, and (c) Tax Proceeding provided in Section 7.05(h)(ii) above which Holdco Seller declines or fails to control; provided, however, that if any such Tax Proceeding could increase any Tax liability of Holdco Seller or Stockholder (including Taxes for which Holdco Seller or Stockholder is obligated to indemnify Purchaser pursuant to this Agreement) or could reduce the amount of Holdco Seller’s actual Tax refund pursuant to Section 7.05(g), then (i) Holdco Seller shall have the right, at its sole cost and expense, to participate in any such Tax Proceeding; (ii) Purchaser shall provide Holdco Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding, and (iii) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Holdco Seller, which consent shall not be unreasonably withheld or delayed.

(i)    Retention. Purchaser shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the statute of limitations of the respective taxable periods (including any extensions or waivers of such statute of limitations agreed to in writing with a Governmental Authority), and to abide by all record retention agreements entered into with any Taxing Authority, and, upon the reasonable request of Holdco Seller, allow Holdco Seller to take possession of such books and records prior to destroying or discarding any such books and records of the Company.

(j)    Tax Sharing Agreements. All Tax indemnification agreements, sharing agreements or similar agreements with respect to or involving the Company (other than agreements entered into in the ordinary course of business and not primarily related to Taxes) shall be terminated as of the Closing Date and after the Closing Date, Purchaser, its Affiliates and the Company shall not be bound thereby or have any Liability thereunder.

(k)    Overlapping Provisions. To the extent of any conflict between Section 7.05(h) and Article VIII, Section 7.05(h) shall govern.

Section 7.06    Employee Matters.

(a)    Purchaser agrees that each employee who is employed by the Company as of immediately prior to the Closing (“Employees”) shall, during the 12-month period after the

Closing Date, be provided with an annual base salary (or, in the case of an hourly employee, the base hourly wage rate) that is at least equal to the annual base salary (or base hourly wage rate, as applicable) payable to such Employee immediately prior to the Closing. Furthermore, Purchaser agree to provide each Employee, during the 12-month period after the Closing Date, employee benefits that are comparable in the aggregate to the employee benefits provided to the Employees immediately prior to the Closing Date. If the employment of any Employee is terminated within the 12-month period after the Closing Date, Purchaser will provide such Employee with severance benefits pursuant to the Company’s severance plan; provided, however, that the calculation of any such severance benefits shall take into account such Employee’s service with the Company as well as such Employee’s service with Purchaser and its Affiliates (including the Company).

(b)    Following the Closing Date, Purchaser shall cause any employee benefit plans sponsored or maintained by Purchaser or its Affiliates (including the Company) in which the Employees are eligible to participate following the Closing Date (collectively, the “Purchaser Plans”) to give each Employee service credit for such Employee’s employment with the Company for purposes of vesting and eligibility to participate under each applicable Purchaser Plan, as if such service had been performed with Purchaser or its Affiliates (except for benefit accrual purposes or to the extent it would result in a duplication of benefits). In addition, Purchaser shall (i) cause to be waived for the Employees (and their dependents) all pre-existing condition exclusions, actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements under the Purchaser Plans, and (ii) cause any deductible, co-insurance, co-payments, and out-of-pocket expenses paid by the Employees (and their dependents) under the Benefit Plans on or before the Closing Date to be taken into account under any applicable Purchaser Plan.

(c)    Following the Closing Date, for each Employee, Purchaser shall provide credit to such Employee for accrued unused sick leave and/or accrued unused paid time off available to such Employee immediately prior to the Closing Date in the applicable sick leave and/or paid time off policy of Purchaser or its Affiliates.

(d)    Nothing contained in this Section 7.06 shall (i) be treated as the establishment, amendment or modification of any Purchaser Plan or, subject to Purchaser’s compliance with this Section 7.06, constitute a limitation on rights to amend, modify, merge or terminate any Purchaser Plan, (ii) give to any Person any third party beneficiary or other rights under this Agreement or otherwise, or (iii) obligate the Company, the Purchaser, or any of their Affiliates to retain the employment or services of any current or former employee, director or other service provider of the Company for any specific period of time.

Section 7.07    Restrictive Covenants.

(a)    During the period beginning on the Closing Date and ending three years following the Closing Date (the “Restricted Period”), neither Stockholder nor Holdco Seller (the “Restricted Persons”) shall, directly or indirectly, for himself or on behalf of any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership, association or other Person (other than on behalf of Purchaser, the Company or any of their respective Affiliates after the Closing), be employed by, provide consulting services to, own, manage or maintain an ownership interest in, any business which purchases, manufactures, processes, bottles, packages or sells extracts, flavors, spices, pharmaceuticals, foods, or biologicals in the United States (the “Restricted Business”) or compete with the Company by providing or offering to provide to any Person within the United States any services or goods that are the same or substantially similar to, and in competition with, the products offered by the Company in the Restricted Business during the 18 months prior to the Closing Date. The foregoing shall not prohibit the Restricted Persons or their Affiliates from acquiring, owning or holding (i) up to three percent of any class of equity securities of an entity whose securities are traded on a national securities exchange or in the over-the-counter market or of a Person registered under the Investment Company Act of 1940, as amended, or (ii) any interest in a private investment fund, so long as, in the case of subsections (i) and (ii), the Restricted Persons or their Affiliates has no participation in the management or investment decisions of such entity or fund.

(b)    During the Restricted Period, the Restricted Persons shall not, directly or indirectly, for himself or on behalf of any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership, association or other Person solicit any Person who is an employee of the Company on the Closing Date for the purpose of seeking to have such employee terminate his or her employment with the Company; provided, however, that the Restricted Persons and their Affiliates may: (i) make general solicitations of employment (whether through the use of placement agencies or otherwise) so long as employees of the Company are not targeted for such solicitation; (ii) respond to inquiries from and hire or engage any employee that responds to such general solicitation or that otherwise contacts the Restricted Persons or their Affiliates on his or her own initiative without any solicitation by the Restricted Persons or their Affiliates; and (iii) solicit or hire any employee whose employment was terminated by the Company or who was not employed by the Company for at least six months prior to the date of such solicitation or hiring.

(c)    During the Restricted Period, the Restricted Persons shall not, directly or indirectly, for himself or on behalf of any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership, association or other Person, solicit, induce or influence any Person who was a customer of the Company within the 18 months prior to the Closing Date to discontinue, reduce the extent of or otherwise interfere with such Person’s relationship with the Company with respect to the Restricted Business.

(d)    During the Restricted Period, the Restricted Persons shall not, directly or indirectly, for himself or on behalf of any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership, association or other Person, solicit, induce or influence any Person who was a vendor of the Company or supplier of the Company within the 18 months prior to the Closing Date to discontinue, reduce the extent of or otherwise interfere with such Person’s relationship with the Company with respect to the Restricted Business; provided that for purposes of this Section 7.07 vendor and supplier of the Company shall be limited to a Person who sold or provided, in exchange for compensation, services or goods to the Company that are essential to the manufacturing and production of Company Products and shall not apply to providers or sellers of non-essential or ancillary items or other items typically purchased by Persons not engaged in the Restricted Business, such as office supplies and professional services.

(e)    Each of the covenants and agreements by the Restricted Persons contained in this Section 7.07 shall be deemed to be and construed as a covenant and agreement independent of any other provision of this Agreement. Each of the Restricted Persons acknowledges and agrees with respect to himself or itself that the covenants set forth in Section 7.07 are reasonable and necessary for the protection of the Restricted Business, that Purchaser shall sustain irreparable injury in the event of a breach or threatened breach by such Restricted Person of any of such covenants and agreements and that Purchaser does not and shall not have an adequate remedy at law for any such breach or threatened breach. Accordingly, such Restricted Person consents and agrees that, if such Restricted Person breaches or threatens to breach any such covenant or agreement, Purchaser shall be entitled to seek immediate injunctive relief and to specific performance and that such Restricted Person shall not assert in any Proceeding the defense or claim that Purchaser has an adequate remedy at law. The foregoing shall not, however, be deemed to limit the remedies of Purchaser for any such breach or threatened breach. Any claims with respect to a breach of the provisions set forth in this Section 7.07 must be made, if at all, within 24 months after the expiration of the Restricted Period.

(f)    Each Restricted Person covenants and agrees that, if such Restricted Person violates any of the covenants or agreements set forth in this Section 7.07, in addition to any and all other remedies available to Purchaser, Purchaser shall be entitled to an accounting and repayment of all profits, compensation or benefits which such Restricted Person, directly or indirectly, has realized or may realize in connection with any such violation and such remedies shall be in addition to and not in limitation of any injunctive relief, and/or other rights or remedies to which Purchaser is or may be entitled at law or in equity or under this Agreement. In the event any litigation or other legal proceeding with respect to this Section 7.07 is instituted by any party, the prevailing party in such litigation or legal proceeding shall be entitled to recover from the non-prevailing party its reasonable costs and expenses, including reasonable attorneys’ fees and costs that such prevailing party has incurred in connection with such litigation or legal proceeding, including any appeal therefrom.

(g)    In the event that any of the provisions of this Section 7.07 shall be held to be invalid or unenforceable, the remaining provisions of this Section 7.07 shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that the scope of the Restricted Business shall be found by the Designated Court to exceed the maximum restriction on activities such court deems reasonable and enforceable, such scope of activities or geographical area shall be deemed to become and thereafter shall be the maximum scope of activities which such court deems reasonable and enforceable.

(h)    Each Restricted Person has carefully read and considered the provisions of this Section 7.07 and, having done so, agrees that the restrictions set forth in this Section 7.07 are fair and reasonable and are reasonably required for the protection of the interests of Purchaser and that such restrictions are not violative of any public policy.

Section 7.08    Release.

(a)    Effective upon the Closing, the Company, on its behalf and on behalf of its Affiliates and their respective successors and assigns (the “Company Releasing Parties”), hereby unconditionally, irrevocably and fully and forever releases and discharges (i) Stockholder, Holdco Seller, the wife and daughters of Stockholder, and his, its or her Affiliates, heirs, executors, administrators, successors and assigns, and (ii) all directors and officers of the Company holding such position at any time prior to the Closing (collectively, the “Stockholder Released Parties”) from any and all Proceedings and Liabilities, whether known or unknown, matured or unmatured, existing or claimed to exist, fixed or contingent, suspected or unsuspected, both at law and in equity, that the Company Releasing Parties have as of the Closing or have ever had against any of the Stockholder Released Parties arising out of relating to or accruing from any actions or omissions of any of the Stockholder Released Parties as an officer or director of the Company or of the Stockholder, his wife or his daughters as an employee of the Company, or Stockholder’s ownership of the Shares or Holdco Seller’s ownership of the Transferred Interests, in each case occurring or arising on or prior to the Closing; provided that nothing contained in this Section 7.08(a) shall release the Stockholder Released Parties from (A) their Liabilities under this Agreement or any other Transaction Document, (B) any liabilities under the Real Property Leases, or (C) any act of Fraud by such Person.

(b)    Effective upon the Closing, Stockholder, on behalf of himself and his Affiliates (other than the Company), and their respective heirs, executors, administrators, successors and assigns (the “Stockholder Releasing Parties”), hereby unconditionally, irrevocably and fully and forever releases and discharges the Company, its Affiliates and each of their respective current and former managers, directors, and their respective heirs, executors, administrators, successors and assigns (the “Company Released Parties”) from any and Proceedings and Liabilities, whether known or unknown, matured or unmatured, existing or claimed to exist, fixed or contingent, suspected or unsuspected, both at law and in equity, that the Stockholder Releasing Parties have as of the Closing or have ever had against any of the Company Released Parties arising out of relating to or accruing from any actions or omissions of any of the Company Released Parties or arising out of Stockholder’s ownership of the Shares or Holdco Seller’s ownership of the Transferred Interests, in each case occurring or arising on or prior to the Closing; provided that nothing contained in this Section 7.08(b) shall release the Company Released Parties from (i) their liabilities under this Agreement or any other Transaction Document, (ii) any unpaid compensation owed to Stockholder included in Final Net Working Capital and employment benefits as of the Closing Date, (iii) any Liability for indemnification or advancement pursuant to the Company’s organizational documents, or (iv) any Liabilities under the Real Property Leases.

ARTICLE VIII

INDEMNIFICATION

Section 8.01    Survival of Representations, Warranties and Agreement. Except as set forth in this Section 8.01, the representations and warranties in this Agreement and any certificate delivered pursuant hereto by any Person shall not survive, and will terminate at the Closing or upon the termination of this Agreement pursuant to Section 9.01 as the case may be (it being understood that nothing in this Section 8.01 is intended to affect or limit the ability of Purchaser to recover under the R&W Policy for any matters covered thereunder). Notwithstanding the foregoing, (i) the Seller Fundamental Representations shall survive the Closing Date for ten years, (ii) the Purchaser Fundamental Representations shall survive the Closing Date for ten years (as allowed pursuant to 10 Del. Code § 8106(c)), (iii) the Excluded Representations shall survive the Closing Date for three years, and (iv) the representations and warranties of the Purchaser (other than the Purchaser Fundamental Representations) shall survive the Closing Date for three years. None of the covenants or agreements contained in this Agreement to be performed prior to the Closing shall survive the Closing and shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 9.01 (as the case may be), and the covenants or agreements contained in this Agreement to be performed on or after the Closing shall survive the Closing (the “Surviving Covenants”), until the expiration of the term of the undertaking set forth in such covenants or agreements or until performed, except that the Stockholder Indemnifying Parties’ obligation to indemnify the Purchaser Indemnified Parties for Items 1 and 6 of the Excluded Liabilities shall terminate 60 days after the expiration of the applicable statute of limitations for the underlying claim with respect to such Excluded Liability. Notwithstanding the foregoing, any claim made with reasonable specificity by the party hereto seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally resolved.

Section 8.02    Indemnification by the Stockholder and Holdco Seller. Purchaser, the Company (from and after the Closing) and their Affiliates and their respective officers, directors, employees, shareholders, managers and agents (the “Purchaser Indemnified Parties”) shall from and after the Closing be, jointly and severally, indemnified and held harmless by Stockholder and Holdco Seller (the “Stockholder Indemnifying Parties”) for and against all Losses to the extent arising out of, or resulting from, without duplication:

(a)    the breach of any Seller Fundamental Representations;

(b)    the breach of any Excluded Representation;

(c)    the breach of any Surviving Covenant of Stockholder or Holdco Seller contained in this Agreement;

(d)    the Indemnified Taxes;

(e)    any Indebtedness or Transaction Expenses to the extent not paid on or before Closing or not included in the calculation of the Final Purchase Price; or

(f)    the matters set forth on Section 8.02(f) of the Disclosure Schedules (the “Excluded Liabilities”).

Section 8.03    Indemnification by Purchaser. Stockholder, Holdco Seller and their Affiliates and their respective officers, directors, employees, shareholders, managers and agents (the “Stockholder Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) shall from and after the Closing be indemnified and held harmless by Purchaser (the “Purchaser Indemnifying Party” and together with the Stockholder Indemnifying Indemnified Parties, the “Indemnifying Parties”) for and against any and all Losses to the extent arising out of, or resulting from, without duplication:

(a)    the breach of any representation or warranty made by Purchaser contained in this Agreement; or

(b)    the breach of any Surviving Covenant of Purchaser or the Company contained in this Agreement.

Section 8.04    Limitation on Indemnification.

(a)    For purposes of determining whether there has been any breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the parties that for purposes of determining Loss under Article VIII, the representations and warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

(b)    The following order of priority shall apply for the recovery of Losses against Stockholder Indemnifying Parties pursuant to Section 8.02(a) and Section 8.02(d):

(i)    first, Purchaser or the Company shall be responsible for all Losses up to the amount of the self-insured retention under the R&W Policy;

(ii)    second, the Purchaser Indemnified Parties shall recover such Losses by collecting insurance proceeds under the R&W Policy; and

(iii)    third, to the extent such Losses exhaust the amount of coverage under the R&W Policy, the Purchaser Indemnified Parties shall recover such Losses from Stockholder or Holdco Seller.

(c)    The maximum Liability for all Losses for which indemnification is sought under Section 8.02 or Section 8.03 shall not exceed, in the aggregate, the Purchase Price; provided, that, such limitation shall not apply in the case of Fraud. Notwithstanding anything herein to the contrary, in no event shall Stockholder or Holdco Seller’s Liability under this Agreement and the other Transaction Documents exceed, in the aggregate, an amount equal to the proceeds received by Stockholder or Holdco Seller hereunder; provided, that, such limitation shall not apply in the case of Fraud.

(d)    The amount to which any Indemnified Party is entitled hereunder shall be reduced by the net amount of insurance proceeds (other than under the R&W Policy) actually received by the Indemnified Party in respect of such claim for indemnification, excluding any costs or expenses incurred by the Indemnified Party to collect such insurance proceeds and any increases in insurance premiums. If the Indemnified Party or any of its Affiliates receives any such insurance proceeds subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the net amount of the relevant insurance proceeds, excluding any costs or expenses incurred by the Indemnified Party to collect such insurance proceeds and any increases in insurance premiums.

(e)    In no event shall any Indemnified Party be entitled to seek or receive indemnification for the same Losses more than once under this Article VIII even if a claim for indemnification in respect of such Losses has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(f)    The Purchaser Indemnified Parties shall not be entitled to indemnification under this Agreement if and to the extent that the Losses are included in the calculation of the Final Purchase Price. The order of priority set forth in Section 8.04(b) shall not apply to the payment by Holdco Seller of any amounts owed to Purchaser pursuant to Section 1.04. Notwithstanding anything herein to the contrary, in calculating the Final Net Working Capital, no reserve with respect to the Excluded Liabilities shall be included. To the extent that Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 8.02(a) or Section 8.02(d) and another subsection of Section 8.02, the Purchaser Indemnified Parties shall first seek to recover pursuant to Section 8.02(a) or Section 8.02(d).

(g)    Stockholder, Holdco Seller and Purchaser agree to treat any payment made pursuant to Section 1.04 or this Article VIII as an adjustment to the Purchase Price for federal, state, local and non-U.S. Income Tax purposes.

Section 8.05    Notice of Loss; Third-Party Claims.

(a)    An Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable technical and legal detail of any matter that an Indemnified Party has determined has given, or could give, rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)    If an Indemnified Party shall receive notice from a third party of any action, audit, demand or assessment against it (each, a “Third-Party Claim”), that could give rise to a claim for indemnification under this Agreement (including with respect to indemnification for an Excluded Representation and an Excluded Liability), the Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of such Third-Party Claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, together with copies of all notices and documents served on or received by the Indemnified Party and its representatives in respect thereof. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 8.05(b) shall not limit the obligation of the Indemnifying Party under this Agreement, except to the extent such Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party, it being understood that such election shall be without prejudice to the rights of the Indemnifying Party to dispute whether such claim involves recoverable or indemnifiable Losses under this Agreement. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its representatives) as is reasonably requested by the Indemnifying Party or its counsel. The Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall have the right to settle any Third-Party Claim (i)(A) for which it obtains a full release of the Indemnified Party from all Liabilities in respect of such Third-Party Claim, and (B) the settlement of which does not involve any relief other than money damages which will be paid by the Indemnifying Party or (ii) the settlement of which the Indemnified Party consents to in writing (such consent not to be unreasonably withheld, conditioned or delayed).

(c)    Notwithstanding the foregoing, any Third-Party Claim that is a Tax Contest shall be governed by Section 7.05(h) and not this Section 8.05(a) or (b).

Section 8.06    Exclusive Remedy.

(a)    Notwithstanding anything in this Agreement to the contrary other than with respect to the Surviving Covenants and Article XI, (i) for any and all Losses arising out of any breaches of the representations and warranties of the Company, Stockholder or Holdco Seller in this Agreement, other than the Seller Fundamental Representations, the Excluded Representations and the Indemnified Taxes, Purchaser shall be entitled to recovery solely and exclusively from the R&W Policy, (ii) in no event shall Stockholder or Holdco Seller be liable for any indemnification or other payment to Purchaser under or in connection with this Agreement except as set forth in Section 1.04, Section 7.05(a) and this Article VIII and (iii) in no event shall Purchaser have any right to seek any indemnification, payment or any other recourse of any type, under or in connection with breaches of representations, warranties, covenants or guarantees under this Agreement (A) from Stockholder or Holdco Seller, other than as set forth in Section 1.04, Section 7.05(a) and this Article VIII, or (B) from any other Person (including any past, present or future director, officer, employee, manager, member, partner, equityholder, Affiliate, agent, attorney or other representative of the Company, Stockholder or Holdco Seller) that is not expressly named as a party to this Agreement; provided, that such limitations shall not apply in the case of Fraud and, for the avoidance of doubt, either party may seek specific performance pursuant to Section 11.10 of this Agreement.

(b)    From and after the Closing, except as otherwise set forth in Section 1.04 or this Article VIII, the rights provided under the R&W Policy shall be the sole and exclusive remedy of Purchaser with respect to any and all claims arising out of or relating to the Company’s, Stockholder’s or Holdco Seller’s representations and warranties set forth in this Agreement, other than the Seller Fundamental Representations, the Excluded Representations and the Indemnified Taxes, and no other remedy shall be available pursuant to any contract, misrepresentation, strict liability or tort theory by Purchaser and its officers, directors, employees, agents, Affiliates, attorneys, consultants, insurers, successors and assigns related thereto or related to Purchaser’s investigation of the Company or Holdco Seller, all such remedies being hereby expressly waived to the fullest extent permitted under Applicable Law; provided that such limitations shall not apply in the case of Fraud. In addition to the foregoing, except with respect to the Surviving Covenants or as otherwise set forth in Section 1.04, Section 7.05(a), this Article VIII or Article XI, Purchaser shall not be entitled to a rescission of this Agreement or any other Transaction Documents or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Purchaser to the fullest extent permitted under Applicable Law; provided that such limitations shall not apply in the case of Fraud.

ARTICLE IX

TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Purchaser and Holdco Seller;

(b)    by Purchaser, if:

(i)    there has been a material breach by the Company, Holdco Seller or Stockholder of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Section 2.01 and (A) Purchaser has provided written notice to the Company and Holdco Seller of such material breach and its intent to terminate this Agreement pursuant to this Section 9.01(b)(i) and (B) the Company, Holdco Seller or Stockholder, as applicable, has not cured such material breach within 20 Business Days (or by the End Date, if sooner) after receiving written notice thereof from Purchaser; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b)(i) if there has been a material breach by Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent satisfaction of any condition set forth in Section 2.02; or

(ii)    the Closing has not occurred by the End Date; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b)(ii) if Purchaser’s breach of this Agreement has substantially contributed to the failure of the Closing to occur by the End Date or has prevented the consummation of the Closing;

(c)    by Holdco Seller, if:

(i)    there has been a material breach by Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Section 2.02 and (A) Holdco Seller has provided written notice to Purchaser of such material breach and its intent to terminate this Agreement pursuant to this Section 9.01(c)(i) and (B) Purchaser has not cured such material breach within twenty Business Days (or by the End Date, if sooner) after receiving written notice thereof from Holdco Seller; provided, however, that Holdco Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c)(i) if there has been a material breach by the Company, Holdco Seller or Stockholder of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent satisfaction of any condition set forth in Section 2.01; or

(ii)    the Closing has not occurred by the End Date; provided, however, that Holdco Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c)(ii) if the Company’s, Holdco Seller’s or Stockholder’s breach of this Agreement has substantially contributed to the failure of the Closing to occur by the End Date or has prevented the consummation of the Closing; or

(d)    by either Purchaser or Holdco Seller, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any Order or ruling permanently enjoining, restraining or prohibiting the transactions contemplated hereby, which Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to any party whose failure to fulfill any covenant under this Agreement has been the cause of, or resulted in, such Order.

The party desiring to terminate this Agreement pursuant to this Section 9.01 shall give written notice of such termination to the other parties hereto.

Section 9.02    Effect of Termination. If Purchaser or Holdco Seller validly terminates this Agreement pursuant to Section 9.01, all rights and obligations of the parties hereto shall terminate without any Liability of any party to any other party, except that the provisions of this Article IX and Article XI (other than Section 11.10) and the Confidentiality Agreement shall survive the termination of this Agreement; provided that no termination of this Agreement shall in any way limit any claim by a party that another party willfully and intentionally breached the terms of this Agreement prior to or in connection with such termination, nor shall such termination limit the right of such non-breaching party to seek all other remedies available to it at law or equity; provided, further, that a failure of Purchaser to consummate the Closing at a time when all of the conditions to closing set forth in Section 2.01 have been satisfied or waived shall be deemed to be an intentional and willful breach of the terms of this Agreement.

ARTICLE X

DEFINITIONS

Section 10.01    Definitions. For purposes hereof, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.05.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Methodology” has the meaning set forth in Section 7.05(d).

“Allocation Schedule” has the meaning set forth in Section 7.05(d).

“Anti-Corruption Laws” has the meaning set forth in Section 3.15.

“Applicable Food Laws” means all Applicable Laws relating to the use, processing, manufacture, packaging, licensing, labeling, storage, distribution, advertising, sale, or safety of any food products of the Company, including FDA regulations (including regulations promulgated pursuant to the Food Safety & Modernization Act), USDA regulations, and Federal Trade Commission regulations.

“Applicable Law” means all Laws (including all Environmental Laws) that are binding on, or otherwise apply to the Company, Stockholder, Purchaser, any Affiliates thereof, the Company’s business or the Assets, as the case may be, and as applicable to the pertinent provision.

“Assets” means all tangible and intangible assets of the Company, whether owned, licensed or leased, other than the Excluded Assets.

“Audited Financial Statements” has the meaning set forth in Section 3.05(a).

“Benefit Plans” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability as a result of its acquisition of the Transferred Interests, contingent or otherwise.

“Books and Records” means, in any format or medium (including electronic), all financial and Tax records relating to the Company and its business, all Permits and contracts and agreements, files on equipment and maintenance of such, all engineering records, files, data, drawings, blueprints, mail, schematics, reports, lists, plans and processes and all other files of correspondence, lists (including past and present subscriber and supplier lists), directory listings, records (including related to employees), sales orders and sales order log books (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), billing records, strategic plans (including development plans and lists of prospective subscribers), internal financial statements, correspondence and miscellaneous records with respect to supply sources, sales, advertising and marketing materials, and information, documents and records to the extent concerning the Company and its business and Assets, dealings with Governmental Authorities with respect to the Company and its business, invention disclosures, applications, registrations, certificates and all other files and records relating to Intellectual Property, and all contracts or agreements (including amendments or other modifications of the contracts or agreements), pertaining to the Company and its business, including electronic mail or other correspondence with the Company of any former stockholders of the Company.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in Lancaster, Pennsylvania are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law (including the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021) or executive order or executive memorandum (including the Payroll Tax Executive Order) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Cash” means (a) all cash and cash equivalents (including marketable securities, checks, ACH transactions and other wire transfers, bank deposits, short term investments, restricted cash and security deposits) of the Company, less (b) issued but uncleared checks and bank overdrafts of the Company, plus (c) checks, ACH transactions, other wire transfers, cash-in-transit and drafts which have been received by the Company but not yet deposited or cleared, in each case, as of as of the Effective Time.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means all applicable continuation requirements of each Benefit Plan under (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code), and (ii) Sections 601 through 608, inclusive, of ERISA, and any similar state or local requirements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Confidential Information” has the meaning set forth in Section 3.10(h).

“Company Intellectual Property” means all Intellectual Property owned or licensed by the Company as of the Effective Time.

“Company IT Systems” means any and all software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms, and other computer, information technology and telecom assets and equipment, and all associated documentation, in each case, owned or used by the Company or held for use in the conduct of the Company’s business.

“Company Permits” has the meaning set forth in Section 3.14(b).

“Company Products” means all products produced, marketed, sold or distributed by the Company.

“Company QSub Election” has the meaning set forth in the Recitals.

“Company Released Parties” has the meaning set forth in Section 7.08(b).

“Company Releasing Parties” has the meaning set forth in Section 7.08(a).

“Company’s Knowledge” means the actual knowledge of William R. Hauber, Alexander Henderson, III, Jeffrey F. Lehman and Leslie W. Slough, and any knowledge any such Person would have after reasonable inquiry of the Employees responsible for the relevant subject matter within the Company.

“Confidentiality Agreement” has the meaning set forth in Section 6.04(a).

“Consent” means any consent, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Authority or any other Person.

“Contribution” has the meaning set forth in the Recitals.

“Conversion” has the meaning set forth in the Recitals.

“COTS” has the meaning set forth in Section 3.09(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other directive, in each case having the force of Law, required by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act.

“Customer” means any Person who purchased Company Products from the Company during the 24 months prior to the date hereof.

“D&O Claim” has the meaning set forth in Section 7.02(b).

“D&O Indemnified Person” has the meaning set forth in Section 7.02(a).

“Designated Counsel” has the meaning set forth in Section 11.15(a).

“Designated Courts” has the meaning set forth in Section 11.09(a).

“Disclosure Schedules” has the meaning set forth in Article III.

“Dispute Resolution Firm” has the meaning set forth in Section 1.04(b).

“Effective Time” means 12:01 a.m. eastern time on the Closing Date.

“Employee Transaction Bonuses” means those bonuses paid or payable to employees of the Company which are a Transaction Expense.

“Employees” has the meaning set forth in Section 7.06(a).

“End Date” means December 31, 2021.

“Environmental Laws” means any and all applicable federal, state, local or municipal Laws (including common law and CERCLA) regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, Petroleum Products, Releases or threatened Releases, occupational safety, human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity or trade or business (whether or not incorporated) which at any relevant time would be considered a single employer with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code or ERISA.

“Estimated Cash” has the meaning set forth in Section 1.04(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.04(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.04(a).

“Estimated Purchase Price” means (a) the Purchase Price plus (b) the Estimated Working Capital Surplus or minus (c) the Estimated Working Capital Deficit, plus (d) the Estimated Cash, minus (e) the Estimated Indebtedness, minus (f) the Estimated Transaction Expenses.

“Estimated Transaction Expenses” has the meaning set forth in Section 1.04(a).

“Estimated Working Capital Deficit” means the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital is more than the Net Working Capital Target.

“Excluded Assets” has the meaning set forth in Section 1.01(a).

“Excluded Liabilities” has the meaning set forth in Section 8.02(f).

“Excluded Representations” means those representations and warranties which are set forth on Section 8.02(b) of the Disclosure Schedules.

“FFCRA” has the meaning set forth in Section 3.08(o).

“Final Cash” means the amount of Cash, as agreed by Purchaser and Holdco Seller or as determined pursuant to Section 1.04(b).

“Final Indebtedness” means the amount of Indebtedness, as agreed by Purchaser and Holdco Seller or as determined pursuant to Section 1.04(b).

“Final Net Working Capital” means the amount of the Net Working Capital, as agreed by Purchaser and Holdco Seller or as determined pursuant to Section 1.04(b).

“Final Purchase Price” means (a) the Purchase Price plus (b) the Final Working Capital Surplus or minus (c) the Final Working Capital Deficit, plus (d) the Final Cash, minus (e) the Final Indebtedness, minus (f) the Final Transaction Expenses.

“Final Transaction Expenses” means the amount of Transaction Expenses, as agreed by Purchaser and Holdco Seller or as determined pursuant to Section 1.04(b).

“Final Working Capital Deficit” means the amount, if any, by which the Final Net Working Capital is less than the Net Working Capital Target.

“Final Working Capital Surplus” means the amount, if any, by which the Final Net Working Capital is more than the Net Working Capital Target.

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Fraud” means common law fraud and equitable fraud, under Delaware Law.

“FTC” has the meaning set forth in Section 2.01(e).

“FTC Letter” has the meaning set forth in Section 2.01(e).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case having jurisdiction over the applicable matter and whether of the United States or another country or any state, province, county, parish, municipality, jurisdiction or other political subdivision thereof, or any arbitral body.

“Hazardous Materials” means any pollutants, contaminants, solid waste, hazardous material, hazardous waste, infectious or biomedical waste, or hazardous or toxic substance regulated or covered in or under any Environmental Law, including per- and polyfluoroalkyl substances, lead, radon, polychlorinated biphenyls, asbestos-containing materials, and any materials exhibiting the characteristics of ignitability, corrosivity, radioactivity, reactivity or toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax that is based on, or computed with respect to, net income (and any franchise Tax imposed in lieu thereof) and any related Tax in the form of penalties or interest.

“Income Tax Return” means any Tax Return with respect to an Income Tax.

“Indebtedness” means the aggregate amount (without duplication) as of immediately prior to the Closing of (i) any indebtedness of the Company for borrowed money, (ii) all liabilities for accrued and unpaid Taxes (other than payroll Taxes) of the Company (regardless of whether such Taxes are due and payable as of the Closing Date) with respect to all Pre-Closing Tax Periods, which amount shall not be less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax, and (iii) deferred payroll taxes under the CARES Act.

“Indemnified Parties” has the meaning set forth in Section 8.03.

“Indemnified Taxes” means collectively (i) any and all Taxes (or the non-payment thereof) of the Company attributable to any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in accordance with Section 7.05(f)); (ii) any and all Taxes of Stockholder and Holdco Seller; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (iv) any and all Taxes for a Pre-Closing Tax Period of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; (v) Transfer Taxes, as set forth in Section 7.05(a); (vi) any payroll Taxes of the Company that are attributable to events, payments or transactions that occurred on or prior to the Closing Date but the payments and/or liability for which have been deferred to a period after the Closing Date, including pursuant to the CARES Act; (vii) any Tax imposed under Code Section 1374 as a result of the transactions contemplated under this Agreement; (and (vii) all reasonable out-of-pocket third party costs and expenses, including reasonable legal fees and expenses, attributable to any item for which indemnification is provided in clauses (i)–(vii); provided, however, Indemnified Taxes excludes (A) any Transfer Taxes other than Transfer Taxes for which Holdco Seller is liable pursuant to Section 7.05(a) and (B) any Taxes that arise from or in connection with an event, election or transaction after the Closing effected by Purchaser, the Company or any of their respective Affiliates with respect to the Company or their assets or operations that are not in the ordinary course of business.

“Indemnifying Party” means a Person responsible for indemnification under Article VIII.

“Information Privacy Policies and Laws” has the meaning set forth in Section 3.10(k).

“Intellectual Property” means any and all forms of intellectual property, including: (a) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements to any of the foregoing; (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential and/or proprietary business information (including ideas, research and development, know-how, compositions, designs, formulae, technology, processes, procedures, drawings, specifications,); (e) all Software and (f) all websites and related content (including underlying Software, URLs and domain names).

“Interim Financial Statements” has the meaning set forth in Section 3.05(a).

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging materials, supplies, and parts of the Company’s business, including Company Products, held for use or sale by the Company and all inventory, finished goods, raw materials, work in progress, packaging materials, supplies and parts in transit to the Company for which the Company has the risk of loss.

“IRS” means the Internal Revenue Service of the United States.

“Latest Balance Sheet” has the meaning set forth in Section 3.05(a).

“Law” means all federal, state, provincial, local or foreign laws, statutes, rules, regulations, ordinances, directives, judgments, Order (judicial or administrative), decrees, injunctions and writs of Governmental Authority or any similar provisions having the force or effect of law.

“Leased Real Property” means the real property subject to the Real Property Leases.

“Liability” means any debt, Indebtedness, obligation, duty, commitment or liability (including any unknown, undisclosed, unmatured, unaccrued, unasserted or contingent liability), that would be required to be recorded in accordance with GAAP and regardless of whether such debt, obligation duty or liability is immediately due and payable, has been accrued or unaccrued, matured or unmatured, is contingent, deferred, absolute, determined, determinable or otherwise.

“Licensed Intellectual Property” has the meaning set forth in Section 3.10(b).

“Liens” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” means any losses, liabilities, obligations, damages, settlement amounts, deficiencies, Taxes, judgments, interest, awards, costs or expenses, fines and penalties, damages for injury, expenses of investigation, fees and disbursements of outside counsel and other third party experts, and the reasonable out-of-pocket costs of any party hereto making a claim or seeking indemnification under this Agreement, but excluding in any case any overhead or the time spent by employees of any party hereto.

“Material Adverse Effect” means any state of facts, event, effect, result, circumstance, occurrence, condition, change or development of whatever nature, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the condition (financial or otherwise), business, real property, Liabilities or operating results of the Company taken as a whole, or the ability of Holdco Seller to consummate the transactions contemplated by this Agreement; provided that none of the following (or the results thereof), either alone or taken together with other facts, events, effects or developments, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change or condition that is generally applicable to the industries or markets in which the Company operates; (b) any national or international political, regulatory or social conditions, including any acts of terrorism, sabotage, cyber-attack, military action, declaration of a national emergency or war (regardless of whether declared), or any escalation or worsening thereof; (c) conditions generally affecting the United States or worldwide economy or credit, currency, oil, financial, banking, securities or capital markets (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby or any disruption thereof and any decline in the price of any security, commodity or market index); (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis; (e) any Law or directive issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) changes or prospective changes in accounting principles or requirements (including GAAP) or Applicable Law or the enforcement or interpretation thereof; (g) (i) the taking of any action permitted or required by this Agreement or taken at the written request of Purchaser or its Affiliates, (ii) Purchaser’s unreasonable or delayed withholding of consent to any of the actions restricted in Section 6.03, or (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Purchaser; (h) any failure to meet any budgets, projections, forecasts, estimates, plans, predictions, guidance, milestones, revenue, earnings or performance metrics or operating statistics or the inputs into such items (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (i) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby, except, in the case of clauses (a) through (f), to the extent such fact, event, effect or development has a disproportionate adverse impact on the Company as compared to other entities operating in the industries and geographies in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.09(b).

“Material Customers and Suppliers” has the meaning set forth in Section 3.24.

“Net Working Capital” means, as of the Effective Time, (a) the current assets, other than Cash, of the Company set forth in Section 10.01(a) of the Disclosure Schedules, minus (b) the current liabilities of the Company set forth in Section 10.01(a) of the Disclosure Schedules; provided however, that Net Working Capital shall not include any amount that is Indebtedness or a Transaction Expense., but shall include any payroll Taxes. Net Working Capital shall be calculated in accordance with the illustrative example set forth in Section 10.01(a) of the Disclosure Schedules and the Statement of Accounting Principles. Notwithstanding anything to the contrary contained in this Agreement, to the extent that current assets as of the Effective Time includes prepaid expenses for purchases of equipment for Line 7 that has not been completely installed as of Closing, there will be a deduction of $500,000 from current assets in the computation of Final Net Working Capital and to the extent that current assets as of the Effective Time does not include prepaid expenses for purchases of equipment for Line 7 because such equipment has been completely installed as of Closing, there will be an addition of $500,000 to current assets in the computation of Final Net Working Capital and the parties agree that such adjustments will be the sole and exclusive remedy with respect to whether such equipment was installed on a timely basis.

“Net Working Capital Target” means $13,962,000.

“Objections Statement” has the meaning set forth in Section 1.04(b).

“Order” means any ruling, decision, order, writ, judgment, injunction, decree, stipulation, subpoena, or award entered into or made by or with any Governmental Authority.

“Owned Intellectual Property” has the meaning set forth in Section 3.10(b).

“Permits” means all permits, licenses, consents, approvals, registration, exemptions, privileges, franchises, certificates, and other authorizations issued by any Governmental Authority, including any environmental, health and safety permits and any other zoning and land use permits and approvals, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto, necessary for the lawful conduct of and operation of the Company’s business.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which there are adequate reserves on the books; (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the affected asset which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the affected asset which do not materially impair the occupancy or use of the affected asset for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or survey of each parcel of real property, which do not, individually or in the aggregate, materially impair the occupancy or use of the affected asset for purposes for which it is currently used or proposed to be used in connection with the Company’s business; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements; (x) licenses to

Intellectual Property, (xi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (xii) those Liens set forth on Section 10.01(b) of the Disclosure Schedules.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Petroleum Products” means gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products, materials or wastes.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, for any Straddle Period, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Statement” has the meaning set forth in Section 1.04(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 1.04(b).

“Proceeding” means any demand, notice, claim, fine, inquiry, complaint, charge, grievance, action, suit, administrative action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative (at law or in equity), judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” has the meaning set forth in Section 1.01(b).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” means Section 5.01, Section 5.02(a), Section 5.02(b), Section 5.04, Section 5.05 and Section 5.08.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.02.

“Purchaser Plans” has the meaning set forth in Section 7.06(b).

“Qualified Health Plan Expenses” has the meaning set forth in Section 3.08(o).

“Qualified Leave Wages” has the meaning set forth in Section 3.08(o).

“R&W Policy” means the representation and warranty insurance policy bound as of the date hereof, the form of which is attached hereto as Exhibit D.

“Real Property Leases” has the meaning set forth in Section 3.07(b).

“Real Property Purchase Agreement” has the meaning set forth in Section 2.01(m)).

“Registered Intellectual Property” has the meaning set forth in Section 3.10(a).

“Release” means releasing, spilling, leaking, emitting, discharging, depositing, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersing, emptying or migrating of any Hazardous Material or Petroleum Product, whether sudden or non-sudden or whether accidental or non-accidental, into or onto any indoor or outdoor environmental media including soil, sediment, subsurface strata, surface water, or groundwater, including: (a) the movement of uncontained Hazardous Materials or Petroleum Products off-site from any property; (b) the abandonment of barrels, containers or other closed receptacles containing Hazardous Materials or Petroleum Products on any property; and (c) any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Required Consents” has the meaning set forth in Section 2.01(d).

“Restricted Business” has the meaning set forth in Section 7.07(a).

“Restricted Period” has the meaning set forth in Section 7.07(a).

“Restricted Persons” has the meaning set forth in Section 7.07(a).

“Retention Bonuses” has the meaning set forth in Section 2.01(g).

“Seller Fundamental Representations” means Section 3.01, Section 3.03(a), Section 3.04, the first sentence of Section 3.07(a), Section 3.08, Section 3.20, Section 4.01, Section 4.02 and Section 4.05.

“Shares” has the meaning set forth in the Recitals.

“Stockholder Indemnified Parties” has the meaning set forth in Section 8.03.

“Stockholder Indemnifying Parties” has the meaning set forth in Section 8.02.

“Stockholder Released Parties” has the meaning set forth in Section 7.08(a).

“Stockholder Releasing Parties” has the meaning set forth in Section 7.08(b).

“Software” means computer software programs and software systems, including firmware, middleware, databases, compilations, collections, technical data, configurations, tool sets, scripts, web sites, mobile applications, HTML code, compilers, software embedded in hardware devices, higher level or “proprietary” languages and related documentation, manuals, media, technical specifications and materials, whether in source code, object code, human readable or other form.

“Statement of Accounting Principles” has the meaning set forth in Section 1.04(a).

“Stockholder” has the meaning set forth in the Preamble.

“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock or units entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Covenants” has the meaning set forth in Section 8.01.

“Tail Policies” has the meaning set forth in Section 7.02(c).

“Tax” (and, with correlative meaning, “Taxes”, “Taxable”, “Taxation” and “Taxing”) means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, withholding, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, property, real property, escheat, unclaimed property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means any Governmental Authority having jurisdiction with respect to or responsibility for the administration or collection of any Tax.

“Tax Proceeding” means any Proceeding commenced by or involving any Tax Authority.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) with respect or relating to any Tax, filed or required to be filed with any Governmental Authority, including any amendments to any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 8.05(b).

“Transaction Documents” has the meaning set forth in Section 11.02.

“Transaction Expenses” means, to the extent unpaid as of immediately prior to the Closing, all costs and expenses that have been incurred by the Company, Holdco Seller or Stockholder in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents which are to be borne by the Company, including to the extent unpaid (as applicable), without duplication, (i) any brokerage commissions, finders’ fees, financial advisory fees, fees for counsel or accountants, or other advisor and service provider fees and, in each case, related costs and expenses, (ii) the amount of any retention bonus (to the extent payable solely as a result of the consummation of the transactions contemplated by this Agreement), change of control payment, transaction bonus (including the Employee Transaction Bonuses) or other similar payment that becomes payable to any employee, officer, director, or individual consultant of the Company, Holdco Seller or Stockholder, in each case solely to the extent resulting from the consummation of the transactions contemplated by this Agreement, (iii) the employer’s share of payroll Taxes attributable to the payment of the amounts referred to in the preceding clause (ii), (iv) any amounts payable by the Company in connection with the release or termination of any Lien required to be released pursuant the terms of this Agreement, other than amounts which constitute Indebtedness, (v) Stockholder’s share of any Transfer Taxes as set forth in Section 7.05(a), and (vi) 50% of the filing fee under the HSR Act or any Antitrust Laws or by any Governmental Authority pursuant to Section 6.02 (with the balance of such fees to be paid by Purchaser). Notwithstanding the foregoing to the contrary, Transaction Expenses shall not include any amount payable pursuant to the Retention Bonuses or any cost or expense incurred after the Closing or any cost or expense pursuant to any arrangement made by Purchaser on or after the Closing with respect to any employee of the Company.

“Transfer Taxes” has the meaning set forth in Section 7.05(a).

“Treasury Regulations” means the temporary and final Treasury Regulations promulgated under the Code.

“USDA” means the United States Department of Agriculture.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, USC § 2101 et seq., and all comparable state and local Laws.

Section 10.02    Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including, without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Article, Paragraph, Disclosure Schedule, Exhibit, Clause or Recital shall refer, respectively, to Sections, Subsections, Articles, Paragraphs, Disclosure Schedules, Exhibits, Clauses and Recitals of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in GAAP. All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE XI

MISCELLANEOUS

Section 11.01    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service, upon transmission by electronic mail (with confirmation of transmission) if successfully transmitted during normal business hours and, if not, the next Business Day after successful transmission or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Purchaser, Stockholder and the Company shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)    if to Purchaser and/or, after the Closing, the Company:

Universal Corporation

9201 Forest Hill Avenue

Stony Point II Building

Richmond, VA 23235

Attention: Preston D. Wigner

Email: wignerp1@universalleaf.com

Telephone: (804) 254-3774

with a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Attention: John Owen Gwathmey

Email: johnowen.gwathmey@troutman.com

Telephone: (804) 697-1225

(b)    if to Stockholder, Holdco Seller or, prior to the Closing, the Company:

Jeffrey F. Lehman

437 South Centerville Road

Lancaster, PA 17603

with copies to:

Alexander Henderson, III

2051 Rice Road

Lancaster, PA 17603

And

Larry P. Laubach

Cozen O’Connor

1650 Market Street, Suite 2800

Philadelphia, PA 19103

llaubach@cozen.com

Section 11.02    Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules attached hereto), and the certificates of the parties delivered pursuant to Section 1.03 (collectively, the “Transaction Documents”) contain the entire understanding of the parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the parties with respect to such subject matter, other than the Confidentiality Agreement. The Exhibits and Disclosure Schedules attached hereto constitute a part hereof as though set forth in full in this Agreement.

Section 11.03    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by Purchaser and Holdco Seller. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other Transaction Document shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Section 11.04    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied in this Agreement shall be construed to give any other Person any legal or equitable rights under this Agreement, except that the D&O Indemnified Persons are express third party beneficiaries of Section 7.02. Except as provided in this Agreement, the rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other parties; provided that Purchaser may, without the consent of any other party, assign its rights hereunder for collateral security purposes to any lender providing financing to Purchaser.

Section 11.05    Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and shall remain in full force and effect.

Section 11.06    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail transmission of a .pdf or other similar data file shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.07    Disclosure Schedules. Any information set forth in one section of the Disclosure Schedules will be deemed to apply to other sections of this Agreement to the extent its relevance to such other section is reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto on any Disclosure Schedules relating to such other section of this Agreement). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items not included, are or are not required to be disclosed, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or that the amounts, or higher or lower amounts, or the items so included, or other items not included, are within or outside the ordinary course of business. No information set forth in the Disclosure Schedules will be deemed to broaden in any way the scope of the parties’ representations and warranties. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

Section 11.08    Governing Law; Interpretation. This Agreement shall be interpreted and construed in accordance with the internal laws of the State of Delaware. Any and all claims, controversies, causes of action and Proceedings arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.

Section 11.09    Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IN THE CASE OF ANY CLAIM AS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA) SITTING IN THE STATE OF DELAWARE (THE “DESIGNATED COURTS”), AND EACH OF THE PARTIES HEREBY

CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY OF THE DESIGNATED COURTS OR THAT ANY SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY OF THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE DESIGNATED COURTS. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON IT BY NOTICE AS PROVIDED IN Section 11.01 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.09(b). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.10    Specific Performance. Each of the parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms, that Purchaser, Holdco Seller, the Company and Stockholder would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at Law, a non-breaching party shall be entitled to injunctive relief. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further waives any defense that a remedy at Law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder. Purchaser further agrees that the only permitted objection that it may raise in response to any action for equitable relief by Stockholder or Holdco Seller is that it contests the existence of a breach or threatened breach of this Agreement.

Section 11.11    Arm’s Length Negotiations; Drafting. Each party represents and warrants to the other parties that before executing this Agreement, such party has fully informed itself of the terms, contents, conditions and effects of this Agreement, such party has relied solely and completely upon its own judgment in executing this Agreement and such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the parties and their respective counsel. This Agreement shall be deemed drafted jointly by the parties and nothing shall be construed against one party or another as the drafting party.

Section 11.12    Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.13    Made Available. The phrase “made available to Purchaser” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the electronic data room maintained by the Company or its representatives or delivered in writing to Purchaser or its accountants, attorneys or other agents.

Section 11.14    Confidentiality; Publicity. No party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser and Holdco Seller (which consent shall not be unreasonably withheld); provided, that any party may make any disclosure required by Applicable Law (including federal securities Laws) if it determines in good faith that it is required to do so. A party, with respect to each such disclosure (whether required or not), shall provide the other parties with prior written notice and a reasonable opportunity to review and comment on the disclosure. Neither party will disclose to the public this Agreement, or the Disclosure Schedules, Exhibits hereto, or other Transaction Documents, or the terms contained herein or therein, other than solely to the extent such party determines, based on advice of its legal counsel, that such disclosure is required by Applicable Law; provided, however, that Stockholder acknowledges that Purchaser may file this Agreement (but not the Disclosure Schedules, Exhibits or other Transaction Documents) with the U.S. Securities and Exchange Commission on a timely basis following its execution and otherwise make this Agreement available as required pursuant to applicable securities Laws and securities exchange rules or regulations. Further, Stockholder and Purchaser agree to keep the provisions of this Agreement confidential except: (a) disclosure to Holdco Seller, Stockholder or Purchaser’s representatives; (b) as otherwise permitted by this Section 11.14; and (c) to any successor-in-interest to Purchaser of all or any part of the Assets or any potential purchaser of Purchaser’s interest in all or any portion of the Assets, their consultants and attorneys, upon the agreement of the foregoing to protect the confidentiality of this Agreement. No announcement or communication to the employees, customers, suppliers or other business relations of the Company shall be issued or made without the joint approval of Purchaser and Stockholder unless required by Applicable Law, in which case Purchaser and Stockholder shall have the right to review and comment on such press release or announcement prior to publication. Notwithstanding the foregoing provisions, each party may make announcements and communications regarding this Agreement and the other Transaction Documents consisting of information contained in and otherwise consistent with any previously issued press release or public announcement or public filing, without the consent of the other parties.

Section 11.15    Provisions Respecting Legal Representation.

(a)    Purchaser, for itself and on behalf of its Subsidiaries and their respective directors, equityholders, members, partners, officers, employees and Affiliates, and the Company, for itself and on behalf of its respective directors, equityholders, members, partners, officers, employees and Affiliates, hereby (i) agree that, following consummation of the transactions contemplated by this Agreement, Cozen O’Connor (or any successor) and/or Alexander Henderson, III (collectively, “Designated Counsel”) may represent and serve as counsel to Stockholder, Holdco Seller or any Affiliate of Stockholder or Holdco Seller in connection with any action, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby, notwithstanding Designated Counsel’s representation of the Company, (ii) consent thereto and waive any conflict of interest arising therefrom, and (iii) agree to cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

(b)    It is acknowledged by each of the parties that the Designated Counsel and other legal counsel have represented Stockholder, Holdco Seller and the Company prior to the Closing in connection with the transactions contemplated by this Agreement. The parties agree that any attorney-client privilege or attorney work-product protection created by Designated Counsel’s or such other legal counsel’s representation of Stockholder, Holdco Seller or the Company in connection with negotiation and preparation of this Agreement or the other Transaction Documents or the transactions contemplated by this Agreement, including all information and documents subject to such privilege or protection (the “Privileged Transaction Communications”), shall belong and be assigned to and be controlled by Stockholder, and may be waived only by Stockholder, and shall not pass to or be claimed, asserted or used by Purchaser or the Company; provided, however, that in the event of a dispute occurring after the Closing Date between the Company and a Person who is not an Affiliate of a party to this Agreement, the Company may assert the attorney-client privilege and attorney work-product protection to prevent disclosure of the Privileged Transaction Communications to such Person. In addition, all of the client files and records in the possession of Designated Counsel related to the transactions contemplated hereby will be property of (and be controlled by) Stockholder and neither Purchaser nor the Company shall be entitled to retain copies of, or have access to, any such records.

(c)    Purchaser hereby acknowledges and agrees that any disclosure to, or access by, Purchaser of any Privileged Transaction Communications will not prejudice or otherwise constitute a waiver of any claim of such privilege or protection by Stockholder regarding the Privileged Transaction Communications. Upon becoming aware of the disclosure or its existence, Purchaser shall promptly return to Stockholder the disclosed information that may be subject to a claim of attorney-client privilege or attorney work-product protection.

Section 11.16    Acknowledgements. Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that: (a) the representations and warranties of the Company set forth in Article III and the representations and warranties of Stockholder and Holdco Seller set forth in Article IV constitute the sole and exclusive representations and warranties made to Purchaser and its Affiliates or any other Person with respect to the Company, Stockholder, Holdco Seller and their respective Affiliates in connection with the transactions contemplated hereby; (b) except for the representations and warranties of the Company set forth in Article III and the representations and warranties of Stockholder and Holdco Seller set forth in Article IV, none of the Company, Stockholder, Holdco Seller or any of their respective Affiliates, nor any other

Person makes, or has made, any express or implied representation or warranty with respect to the Company, Stockholder, Holdco Seller or their respective Affiliates in connection with the transactions contemplated hereby and that any other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company, Stockholder, Holdco Seller and their respective Affiliates and shall not form the basis of any claim against Company, Stockholder, Holdco Seller or any of their respective Affiliates except to the extent arising out of Fraud; and (c) in connection with the transactions contemplated hereby, Purchaser and its Affiliates are relying solely upon the representations and warranties of the Company set forth in Article III and the representations and warranties of Stockholder and Holdco Seller set forth in Article IV and are not relying, and have not relied, upon any information (including the completeness or accuracy thereof) other than the representations and warranties of the Company set forth in Article III and the representations and warranties of Stockholder and Holdco Seller set forth in Article IV, including any information relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, or future results of operations, or any other information, document or material provided to or made available to Purchaser, its Affiliates or representatives, in each case, whether in any “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of the Company, Holdco Seller or Stockholder or their respective Affiliates or representatives and whether delivered to or made available prior to or after the date hereof except to the extent arising out of Fraud. In furtherance of the foregoing, Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges that Purchaser and its Affiliates have conducted, to their satisfaction, an independent investigation of the financial condition and position, results of operations, assets, liabilities, properties and projected operations of the Company prior to making their determination to proceed with the transactions contemplated hereby and have completed such investigations of the Company as they deem necessary and appropriate. In connection with Purchaser’s and its Affiliates’ investigation of the Company and Holdco Seller, Purchaser and its Affiliates have received certain projections, including projected statements of operating revenues and income from operations of the Company, and certain business plan information. Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser and its Affiliates are familiar with such uncertainties and that Purchaser and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts except to the extent arising out of Fraud.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement as of the date first above written.

COMPANY

SHANK’S EXTRACTS, INC.

By:	/s/ Jeffrey F. Lehman
	Name:	Jeffrey F. Lehman
	Title:	President

STOCKHOLDER

/s/ Jeffrey F. Lehman
Jeffrey F. Lehman

ROLLING ROCK TRANSIT COMPANY

By:	/s/ Jeffrey F. Lehman
	Name:	Jeffrey F. Lehman
	Title:	President

PURCHASER

UNIVERSAL CORPORATION

By:	/s/ George C. Freeman, III
	Name:	George C. Freeman, III
	Title:	Chairman, President and Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement